Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

REVLON, INC.,

REVLON CONSUMER PRODUCTS CORPORATION,

RR TRANSACTION CORP.

and

ELIZABETH ARDEN, INC.

Dated as of June 16, 2016

i

ii

Section 6.10	Financing	52
Section 6.11	Financing Cooperation	54
Section 6.12	Acquisition Sub	57
Section 6.13	No Control of the Company’s Business	57
Section 6.14	Rule 16b-3	58
Section 6.15	Stockholder Litigation	58
Section 6.16	Stock Exchange De-listing	58
Section 6.17	State Takeover Laws	58
Section 6.18	Treatment of Certain Indebtedness	58

ARTICLE VII CONDITIONS TO THE MERGER		61

Section 7.1	Conditions to the Obligations of Each Party	61
Section 7.2	Conditions to the Obligations of Parent and Acquisition Sub	61
Section 7.3	Conditions to the Obligations of the Company	62
Section 7.4	Frustration of Closing Conditions	62

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER		63

Section 8.1	Termination	63
Section 8.2	Effect of Termination	64
Section 8.3	Termination Fees	64
Section 8.4	Exclusive Remedy	65
Section 8.5	Expenses; Transfer Taxes	67

ARTICLE IX GENERAL PROVISIONS		67

Section 9.1	Non-Survival of Representations, Warranties and Agreements	67
Section 9.2	Notices	67
Section 9.3	Interpretation; Certain Definitions	68
Section 9.4	Amendment	69
Section 9.5	Waiver	69
Section 9.6	Severability	70
Section 9.7	Assignment	70
Section 9.8	Entire Agreement; No Third-Party Beneficiaries	70
Section 9.9	Governing Law	70
Section 9.10	Specific Performance	71
Section 9.11	Consent to Jurisdiction	72
Section 9.12	Counterparts	73
Section 9.13	WAIVER OF JURY TRIAL	73

Appendix A		1

iii

THIS AGREEMENT AND PLAN OF MERGER, dated as of June 16, 2016 (this “Agreement”), is made by and among Revlon, Inc., a Delaware corporation (“Ultimate Parent”), Revlon Consumer Products Corporation, a Delaware corporation and wholly-owned subsidiary of Ultimate Parent (“Operating Parent” and, collectively with Ultimate Parent, “Parent”), RR Transaction Corp., a Florida corporation and a wholly owned direct subsidiary of Operating Parent (“Acquisition Sub”), and Elizabeth Arden, Inc., a Florida corporation (the “Company”).

WITNESSETH

WHEREAS, the respective boards of directors of Parent and Acquisition Sub have each unanimously (i) determined that it is in the best interests of their respective stockholders for Parent to acquire the Company on the terms and subject to the conditions set forth herein, (ii) approved and declared advisable the merger of Acquisition Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Florida Business Corporation Act (the “FBCA”) and (iii) adopted this Agreement and approved the execution, delivery and performance of this Agreement by Parent and Acquisition Sub and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, the Company Board, at a meeting duly called and held prior to the execution of this Agreement, duly and unanimously, by all those directors in attendance, (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair, advisable and in the best interest of the Company and its shareholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the FBCA, and (iii) determined to recommend that the shareholders of the Company approve this Agreement and the Merger on the terms and subject to the conditions of this Agreement;

WHEREAS, on or prior to the date hereof, the Company, Nightingale Onshore Holdings L.P. and Nightingale Offshore Holdings L.P. have executed and delivered a Preferred Stock Repurchase and Warrant Cancellation Agreement (the “Nightingale Agreement”) pursuant to which each of Nightingale Onshore Holdings L.P. and Nightingale Offshore Holdings L.P. (collectively, “Nightingale”) agreed to (x) require the Company to repurchase each share of Series A Serial Preferred Stock held by Nightingale on the terms set forth in the Nightingale Agreement (the “Series A Serial Preferred Stock Transactions”) and (y) consent to the cancellation by the Company of the Nightingale Warrants, in each case on the Closing Date; and

WHEREAS, on or prior to the date hereof, and as a condition and inducement to the willingness of Parent and Acquisition Sub to enter into this Agreement and to consummate the transaction contemplated hereby, Nightingale and certain other stockholders of the Company have each executed and delivered to Parent and Acquisition Sub a support agreement pursuant to which such persons have agreed, among other things, to vote such shares in favor of the Merger (each, a “Voting Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Defined terms used in this Agreement have the meanings ascribed to them by definition in this Agreement or in Appendix A.

ARTICLE II

THE OFFER AND THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the FBCA, at the Effective Time, Acquisition Sub shall be merged with and into the Company, whereupon the separate existence of Acquisition Sub shall cease, and the Company shall continue under the name “Elizabeth Arden, Inc.” as the surviving corporation (the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Florida.

Section 2.2 Closing. The closing of the Merger (the “Closing”) will take place at 10:00 A.M. New York time on the third (3rd) Business Day following the satisfaction or waiver of all the conditions (other than any condition that by its nature cannot be satisfied until the Closing, but subject to satisfaction or waiver of any such condition) set forth in Article VII hereof, at the offices of Milbank, Tweed, Hadley & McCloy LLP, 28 Liberty Street, New York, New York 10005, unless another time, date or place is agreed to in writing by the parties hereto (the date of the Closing being the “Closing Date”); provided, however, that, notwithstanding the satisfaction or waiver of the conditions set forth in Article VII, if the Marketing Period has not ended at the time of the satisfaction or waiver of such conditions, the Closing shall occur instead on the earlier to occur of (a) a Business Day during the Marketing Period specified by Parent on no less than three (3) Business Days’ written notice to the Company and (b) three (3) Business Days after the final day of the Marketing Period (subject in each case to the satisfaction or waiver of the conditions set forth in Article VII (other than any condition that by its nature cannot be satisfied until the Closing, but subject to the satisfaction or waiver of any such condition) as of the date determined pursuant to this proviso), or such other date, time, or place as agreed to in writing by the parties hereto.

Section 2.3 Effective Time.

(a) Concurrently with the Closing, the Company, Parent and Acquisition Sub shall cause the Merger to be consummated by filing articles of merger (the “Articles of Merger”) with respect to the Merger to be executed and filed with the Department of State of the State of Florida (the “Department of State”) as provided under the FBCA. The Merger shall become effective on the date and time at which the Articles of Merger has been duly filed with the Department of State or at such later date and time as is agreed between the parties and specified in the Articles of Merger (such date and time being hereinafter referred to as the “Effective Time”).

(b) From and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Acquisition Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Acquisition Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

Section 2.4 Surviving Corporation Articles of Incorporation and By-laws. Subject to Section 6.6 of this Agreement, at the Effective Time, the articles of incorporation and the by-laws of the Surviving Corporation shall be amended to be in the form of the articles of incorporation and by-laws of Acquisition Sub, except that the name of the Surviving Corporation shall be “Elizabeth Arden, Inc.”, until thereafter amended in accordance with applicable Legal Requirements and the applicable provisions of such articles of incorporation and by-laws.

Section 2.5 Surviving Corporation Board of Directors. Subject to applicable Legal Requirements, each of the parties hereto shall take all necessary action to ensure that the board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the board of directors of Acquisition Sub immediately prior to the Effective Time, each to hold office in accordance with the articles of incorporation and by-laws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation.

Section 2.6 Officers. From and after the Effective Time, the officers of the Company at the Effective Time, or such other persons as Parent shall select prior to the Effective Time in its sole discretion, shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified in accordance with applicable Legal Requirements.

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 3.1 Effect of the Merger on Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Acquisition Sub or the holders of any securities of the Company or Acquisition Sub:

(a) Cancellation of Company Securities. Each share of Common Stock held by the Company as treasury stock or held by Parent or Acquisition Sub immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

(b) Conversion of Company Securities. Except as otherwise provided in this Agreement, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 3.1(a) hereof) shall be converted into the right to receive $14.00 in cash, without interest, less any required withholding Taxes (the “Merger Consideration”), subject to Section 3.1(d). The holders of certificates or book-entry shares which immediately prior to the Effective Time represented such Common Stock (respectively, the “Certificates” and “Book-Entry Shares”) shall cease to have any rights with respect to such Common Stock other than the right to receive the Merger Consideration in accordance with Section 3.2 of this Agreement.

(c) Conversion of Acquisition Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.01 per share, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and constitute the only outstanding shares of capital stock of the Surviving Corporation.

(d) Adjustments. Without limiting the other provisions of this Agreement and other than as contemplated by this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of Common Stock shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period (other than cash dividends paid on the Series A Serial Preferred Stock pursuant to Section 6.1(c) of this Agreement), the Merger Consideration shall be equitably adjusted to reflect such change to provide Parent and the holders of Common Stock the same economic benefit as contemplated by this Agreement prior to any such event; provided that the Company may not effect such change except as permitted by this Agreement.

Section 3.2 Exchange of Certificates.

(a) Designation of Paying Agent; Deposit of Exchange Fund. Prior to the Effective Time, Parent shall designate a national bank or trust company as paying agent (the “Paying Agent”), the identity and the terms of appointment of which shall be reasonably acceptable to the Company, for the payment of the Merger Consideration as provided in Section 3.1(b). Parent shall pay the fees and expenses of the Paying Agent. At or before the filing of the Articles of Merger with the Department of State, Parent shall deposit, or cause to be deposited with the Paying Agent, cash constituting an amount equal to the Total Common Merger Consideration (all cash deposited with the Paying Agent, the “Exchange Fund”). In the event the Exchange Fund shall be insufficient for the Paying Agent to promptly pay the cash amounts contemplated by Section 3.1(b), Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make such payment. The Paying Agent shall cause the Exchange Fund to be (i) held for the benefit of the holders of Common Stock and (ii) applied promptly to making the payments pursuant to Section 3.2(c) hereof. The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 3.2(c), except as expressly provided for in this Agreement.

(b) As promptly as practicable following the Effective Time and in any event not later than the third (3rd) Business Day thereafter, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate or Book-Entry

Shares that immediately prior to the Effective Time represented outstanding shares of Common Stock (i) a letter of transmittal in customary form, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and which shall be in the form and have such other provisions as Parent and the Company may reasonably specify and/or (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration into which the number of shares of Common Stock previously represented by such Certificate or Book-Entry Shares shall have been converted pursuant to this Agreement (which instructions shall be in the form and have such other provisions as Parent and the Company may reasonably specify).

(c) Upon surrender of a Certificate (or Affidavit of Loss in lieu thereof) or Book-Entry Shares for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to the instructions, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of Common Stock represented by such Certificate or Book-Entry Shares that were converted into the right to receive the Merger Consideration pursuant to Section 3.1(b), by (y) the Merger Consideration (less any applicable withholding taxes payable in respect thereof), and such Certificate or Book-Entry Shares, as applicable, so surrendered shall forthwith be cancelled. Notwithstanding the foregoing, no holder of Book-Entry Shares shall be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 3.1(b); provided that such holder of Book-Entry Shares has delivered, or the Company shall possess, information sufficient to effect payment to such holder of the Merger Consideration that such holder is entitled to receive pursuant to Section 3.1(b). Each registered holder of one or more Book-Entry Shares shall automatically, subject to the proviso in the immediately preceding sentence, upon the Effective Time be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of Common Stock represented by such holder’s Book-Entry Shares that were converted into the right to receive the Merger Consideration pursuant to Section 3.1(b) by (y) the Merger Consideration (less any applicable withholding taxes payable in respect thereof), and the Book-Entry Shares shall forthwith be cancelled. The Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable upon the surrender of the Certificates or Book-Entry Shares. If payment of all or any portion of the Merger Consideration in respect of cancelled Common Stock is to be made to a person other than the person in whose name surrendered Certificates or Book-Entry Shares are registered, it will be a condition to such payment that the Certificates or Book-Entry Shares, as applicable, so surrendered will be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall have paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the Certificates or Book Entry Shares surrendered or shall have established to the satisfaction of the Paying Agent that such Tax is not applicable.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates or Book-Entry Shares for twelve (12) months after the Effective Time shall be delivered to Parent, or its designee, upon demand, and any such holders prior to the Merger who have not theretofore complied with this Article III shall thereafter look only to Parent, or such designee, as general creditor thereof for payment of their claims for cash, without interest, to which such holders may be entitled.

(e) No Liability. None of Parent, Acquisition Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirement.

(f) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment shall relieve Parent or the Paying Agent from making the payments required by this Article III, (ii) to the extent that there are any losses with respect to any investments of the Exchange Fund, Parent shall, in accordance with Section 3.2(a), promptly deposit, or cause to be deposited, additional funds with the Paying Agent for the benefit of the holders of Common Stock in the amount of such losses, (iii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement, and (iv) such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-l or P-l or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. Any interest or income produced by such investments will become a part of the Exchange Fund.

Section 3.3 Stock Options and Restricted Stock Units.

(a) Treatment of Options. As of the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested) shall be canceled by virtue of the Merger and without any action on the part of any holder of any Company Option, in consideration for the right to receive at or as promptly as practicable following the Effective Time a cash payment, if any, with respect thereto equal to the product of (i) the number of shares of Common Stock subject to such Company Option immediately prior to the Effective Time and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of Common Stock subject to such Company Option immediately prior to the Effective Time, less any required withholding Taxes and without interest (the “Option Cash Payment”). As of the Effective Time, all Company Options (whether vested or unvested) shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company Option shall cease to have any rights with respect thereto, except the right to receive the Option Cash Payment, if any. For the avoidance of doubt, if the exercise price per share of Common Stock subject to any Company Option equals or exceeds the Merger Consideration, then the holder of such Company Option shall receive no consideration in respect thereof. Prior to the Effective Time, the Company shall take all actions necessary to effectuate this Section 3.3(a).

(b) Treatment of Restricted Share Units. As of the Effective Time, each Restricted Share Unit outstanding immediately prior to the Effective Time shall become fully vested and be converted into the right to receive at or as promptly as practicable following the Effective Time an amount in cash equal to the Merger Consideration, less any required withholding Taxes and without interest (the “Restricted Unit Payment”). As of the Effective Time, all Restricted Share Units shall no longer be outstanding and shall automatically cease to exist, and each holder thereof shall cease to have any rights with respect thereto, except the right to receive the Restricted Unit Payment. Notwithstanding anything herein to the contrary, all amounts payable in respect of a Restricted Share Unit shall be paid in accordance with the terms of the applicable Company Plan and award agreement, except as may be (i) necessary to avoid the imposition of any additional Taxes or penalties in respect thereof pursuant to Section 409A of the Code, or (ii) required under a payment election made by an individual award holder in respect of the applicable Restricted Share Unit. For purposes of the foregoing, each outstanding award of Restricted Share Units that is subject to a performance-based vesting requirement shall become fully vested and converted as provided above based upon the number of units at the “target” level of performance applicable to such award. Prior to the Effective Time, the Company shall take all actions necessary to effectuate this Section 3.3(b).

(c) At or prior to the Closing, Parent shall deposit, or cause to be deposited, with the Company or the Surviving Corporation, as applicable cash in the amount necessary to make the payments required under Section 3.3(a) and Section 3.3(b). Parent shall cause the Surviving Corporation to make the payments required under Section 3.3(a) and Section 3.3(b) at, or as promptly as practicable following, the Effective Time.

Section 3.4 Series A Serial Preferred Stock and Nightingale Warrants. At the Closing and immediately prior to the Effective Time, the Company shall (i) consummate the Series A Serial Preferred Stock Transactions and (ii) take all action necessary to cause the immediate cancellation of any outstanding Nightingale Warrants without payment of any consideration to the holders of such Nightingale Warrants. At or prior to the Closing, Parent shall deposit, or cause to be deposited, with the Company, or pay on behalf of the Company, cash in the amount necessary to make the payments required pursuant to the Series A Serial Preferred Stock Transactions.

Section 3.5 Debt Offer. At the Closing, the Company shall (a) accept for payment (with funds to be advanced or contributed by Parent) all Notes validly tendered and not withdrawn on or prior to the date of Closing pursuant to the Debt Offer, subject to the satisfaction or waiver of all conditions to the Debt Offer; and (b) if Parent has not delivered to the Company a written request to commence the Debt Offer and Consent Solicitation pursuant to the first sentence of Section 6.18(a) (and has not itself commenced the Debt Offer and the Consent Solicitation), or withdraws such request after it is given, or the Debt Offer is not consummated because a condition thereto has not been satisfied (provided that Parent has provided the documentation contemplated by Section 6.18(b)), (A) mail or cause to be mailed a notice of redemption (the “Notice of Redemption”) to the holders of the Notes in accordance with Sections 3.03 and 3.07(c) of the Notes Indenture and Section 5(c) of the Notes, (B) irrevocably deposit (with funds to be advanced or contributed by Parent) the Indenture Discharge Amount in trust with the Indenture Trustee pursuant to Section 11.01 of the Notes Indenture, (C) deliver to the Indenture Trustee irrevocable instructions to apply such deposited funds toward the payment of the redemption price for the Notes on the redemption date specified in the Notice of Redemption in accordance with Section 11.02 of the Notes Indenture, (D) deliver to the Indenture Trustee the officers’ certificate and opinion of counsel (which opinion shall be provided by Parent) specified in Section 12.04 of the Notes Indenture, and (E) request in writing that the Indenture Trustee acknowledge in writing the discharge of the Notes and the Notes Indenture with respect to the Notes (the “Acknowledgment”); provided, that any failure of the Indenture Trustee to provide the Acknowledgment shall not constitute a breach by the Company of this Section 3.5.

Section 3.6 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an Affidavit of Loss of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Paying Agent in their respective reasonable discretion, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation or the Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article III.

Section 3.7 Transfers; No Further Ownership Rights. From and after the Effective Time, the stock transfer books of the Company will be closed and there shall be no registration of transfers on the stock transfer books of the Company of shares of Common Stock that were outstanding immediately prior to the Effective Time, and the holders of Certificates and Book-Entry Shares will cease to have any rights with respect to any Common Stock, except as otherwise provided for in this Agreement or by applicable Legal Requirements. If Certificates are presented to the Surviving Corporation for transfer following the Effective Time, they shall be canceled against delivery of the Merger Consideration, as provided for in this Article III, for each share of Common Stock formerly represented by such Certificates. All cash paid upon the surrender of Certificates or Book-Entry Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Common Stock formerly represented by such Certificates or Book-Entry Shares, subject, however, to Parent and the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been authorized by the Company and which remain unpaid at the Effective Time.

Section 3.8 Withholding Rights. Notwithstanding anything to the contrary contained herein, each of Parent, Acquisition Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any amounts payable to the holders of Common Stock,

Company Options and Restricted Share Units pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. tax Legal Requirements. To the extent that amounts are so deducted and withheld by or on behalf of Parent, Acquisition Sub, the Surviving Corporation or the Paying Agent and paid over to the appropriate Governmental Authority, such deducted, withheld and paid over amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in any Company SEC Documents (including all exhibits and schedules thereto) filed with or furnished to the SEC on or after June 30, 2013 and publicly available on the SEC’s Electronic Data Gathering, Analysis and Retrieval System as of the third (3rd) Business Day prior to the date hereof (excluding disclosures, statements or other information contained in the “Forward-Looking Statements” or “Risk Factors” sections thereof that are predictive, cautionary or forward looking in nature) or (ii) as disclosed in the corresponding section of the separate disclosure letter which has been delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face), the Company hereby represents and warrants to Parent as follows:

Section 4.1 Organization and Qualification; Subsidiaries. Each of the Company and its subsidiaries (i) is a corporation or legal entity duly organized or formed, validly existing and in good standing, under the laws of its jurisdiction of organization or formation, (ii) has the requisite corporate, partnership or limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and (iii) is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, with respect to clause (i) only as it relates to the Company’s subsidiaries and clauses (ii) and (iii), for any such failures to have such power or authority or to be so qualified or licensed or in good standing, as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.2 Articles of Incorporation and By-Laws. The Company has made available to Parent a complete and correct copy of the Company Articles of Incorporation and the By-laws, each as amended to date, of the Company. The Company Articles of Incorporation and the By-laws and the equivalent organizational documents of each of the Company’s subsidiaries are in full force and effect. None of the Company’s subsidiaries is in violation of any provision of its respective articles or certificate of incorporation or by-laws (or equivalent organizational documents) except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is not in violation of any provision of the Company Articles of Incorporation or the By-laws except as would not, and would not reasonably be expected to, result in material liability to Parent or the Company from and after the Closing or prevent or materially impede the consummation of the transactions contemplated by this Agreement.

Section 4.3 Capitalization.

(a) The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock and 50,000 shares of the Company’s preferred stock, par value $0.01 per share (the “Preferred Stock”). As of June 9, 2016 (i) 29,949,317 shares of Common Stock were issued and outstanding, (ii) 50,000 shares of Preferred Stock were issued and outstanding, (iii) 2,452,267 Nightingale Warrants exercisable for 2,452,267 shares of Common Stock were outstanding and (iv) 4,841,308 shares of Common Stock were held in treasury. As of the date hereof, there were 2,682,539 shares of Common Stock authorized and reserved for future issuance under the Company Plan related to outstanding Stock Option and Restricted Share Unit grants, including 1,904,367 for outstanding Company Options and 778,172 outstanding Restricted Share Units. Except as set forth above, as of the date hereof, no shares of capital stock of, or other equity or voting interests in, the Company, or options, warrants or other rights to acquire any such stock or securities were issued, reserved for issuance or outstanding. From and after June 9, 2016 until and including the date hereof, no shares of capital stock of, or other equity or voting interests in, the Company have been issued except pursuant to the exercise of Company Options outstanding as of June 9, 2016, or the settlement of Restricted Share Units outstanding as of June 9, 2016, and no options, warrants or other rights to acquire any such stock or securities have been issued. All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the Company Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights. None of the Company’s subsidiaries owns any shares of Common Stock.

(b) Section 4.3(b) of the Company Disclosure Letter sets forth a true and complete list, as of the close of business on June 9, 2016, of (i) (A) each outstanding Company Option and (B) each outstanding Restricted Share Unit (each, an “Equity Award”); (ii) the name of the Equity Award holder; (iii) the number of shares of Common Stock underlying each Equity Award; (iv) the date on which each Equity Award was granted; (v) the exercise price of each Equity Award, in the case of Equity Awards that are Company Options; and (vi) the expiration date of each Equity Award, in the case of Equity Awards that are Company Options.

(c) Except as set forth in Section 4.3(a), there are no outstanding subscriptions, options, warrants, puts, calls, convertible, or equity-linked securities or other similar rights, agreements, commitments or contracts of any kind to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound obligating the Company or any of its subsidiaries to issue, deliver, repurchase, transfer or sell, or cause to be issued, delivered, repurchased, transferred or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, or the value of which are determined based on the value of, shares of capital stock of, or other equity or voting interests in, the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, put, call, right, agreement, commitment or contract. There are no voting trusts, Stockholder agreements, proxies, or other agreements in effect with respect to the voting or transfer of the shares of any of the Company or any of its subsidiaries to which the Company or any of its subsidiaries is a party.

(d) There are no bonds, debentures, notes, or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Common Stock or common stock of any of the Company’s subsidiaries may vote.

(e) All “significant subsidiaries” of the Company, as such term is defined in Section 1-02 of Regulation S-X under the Exchange Act, and all entities listed on Exhibit 21 to the Company’s annual report on Form 10-K for its fiscal year ended 2015, and their respective jurisdictions of organization are listed in Section 4.3(e) of the Company Disclosure Letter. All the outstanding shares of capital stock of, or other equity interests in, each significant subsidiary have been validly issued and are fully paid and nonassessable and are owned, directly or indirectly, by the Company free and clear of all Liens other than Permitted Liens. None of the Company or any of its subsidiaries own, directly or indirectly, any equity interests in any person other than the Company’s subsidiaries.

Section 4.4 Authority Relative to Agreement.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby subject to, in the case of the consummation of the Merger, the adoption and approval of this Agreement and the transactions contemplated hereby at the Stockholder Meeting (at which a quorum is present) by the affirmative vote of a majority of the Total Votes entitled to be cast at such meeting (and the affirmative vote of a majority of all votes entitled to be cast by the holders of the Series A Serial Preferred Stock and the holders of Common Stock, voting as separate classes) (the “Company Stockholder Approval”) and the receipt of Nightingale’s consent pursuant to Section 1.3 of the Shareholders Agreement. Assuming the accuracy of the representations set forth in Section 5.9, the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company or its stockholders are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than, with respect to the Merger, the receipt of the Company Stockholder Approval, and the filing of the Articles of Merger with the Department of State). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Acquisition Sub and the accuracy of the representations set forth in Section 5.9, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Legal Requirement of general applicability relating to or affecting creditor’s rights, and by general equitable principles).

(b) The Company Board, at a meeting duly called and held prior to the execution of this Agreement, duly and unanimously, by all those directors in attendance, (i) determined that this Agreement and the Merger and the other transactions contemplated hereby are fair to, and in the best interests of, the stockholders of the Company, (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, (iii) resolved to recommend adoption by the stockholders of the Company of this Agreement, the Merger and the transactions contemplated hereby on the terms and subject to the conditions of this Agreement (such recommendation, the “Company Recommendation”) and (iv) took all other actions necessary to exempt the Voting Agreements, the Nightingale Agreement and, to the extent required, this Agreement and the transactions contemplated hereby, from any “fair price,” “moratorium,” “control share acquisition,” “interested shareholder,” “business combination,” “affiliated transaction” or other similar Legal Requirement, including Sections 607.0901 and 607.0902 of the FBCA, which resolutions, as of the date hereof, have not been subsequently withdrawn or modified in a manner adverse to Parent or Acquisition Sub. The Company has made available to Parent prior to the date hereof a true, complete and correct copy of the final version of the resolutions by which the Company Board took the actions described in the prior sentence.

Section 4.5 No Conflict; Required Filings and Consents.

(a) None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger or any of the transactions contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will (with or without notice or lapse of time, or both), (i) assuming the accuracy of the representations and warranties contained in Section 5.9, conflict with or violate the Company Articles of Incorporation or the By-laws or the equivalent organizational documents of the Company’s subsidiaries, (ii) assuming receipt of the Company Stockholder Approval and the consents, approvals and authorizations specified in Section 4.5(b) have been received and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization, or waiver has been satisfied, conflict with or violate any Legal Requirements applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected, (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise in others any right of termination, amendment, acceleration or cancellation under any Company Material Contract or (iv) result in the creation of a Lien, other than any Permitted Lien, upon any of the properties or assets of the Company or any of its subsidiaries pursuant to or under, any note, bond, mortgage, indenture, credit agreement or Company Material Contract to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any property or asset of the Company or any of its subsidiaries is bound or affected, other than, in the case of clauses (ii) through (iv), any such violation, breach, conflict, default, termination, cancellation, acceleration or Lien that would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger or any of the transactions contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Authority, except for (i) any such consent or approval set forth on Section 4.5(b) of the Company Disclosure Letter, (ii) applicable requirements under any international, federal or state securities laws (including compliance with any applicable requirements of the Exchange Act, the Securities Act or Blue Sky Laws), (iii) applicable requirements under the HSR Act and other Antitrust Approvals, (iv) the filing of the Articles of Merger under the FBCA and (v) applicable requirements of the rules of the NASDAQ, and except where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.6 Company Products.

(a) Since June 30, 2013, neither the Company nor any of its subsidiaries has had any liability in excess of $100,000 (excluding from such dollar threshold any amounts covered by any insurance policy of the Company or any of its subsidiaries) in connection with any individual claim or series of related claims, arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product sold or manufactured by or on behalf of the Company or any of its subsidiaries (each such product, a “Company Product”).

(b) Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since June 30, 2013, (i) all Company Products have been labeled, promoted, distributed, manufactured, sold and/or marketed in compliance with all requirements under applicable Legal Requirements and (ii) to the Company’s knowledge, neither the Company nor its subsidiaries has committed any act or failed to commit any act that would reasonably be expected to result in, and there has been no occurrence that would reasonably be expected to give rise to or form the basis of, any product liability or product defect.

(c) Since June 30, 2013, neither the Company nor its subsidiaries has been required by any Governmental Authority, or was required under applicable Legal Requirements, to make any recall or withdrawal of any Company Product.

(d) Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since June 30, 2013, the Company has not received any written inspection requests, inspection reports or other written correspondence from any Governmental Authority that asserts or alleges that the operation of the Company or any of its subsidiaries is or was not or may not be in compliance with any applicable Legal Requirements.

Section 4.7 Permits and Licenses; Compliance with Legal Requirements.

(a) Each of the Company and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for the Company or any of its subsidiaries to own, lease and operate the properties of the Company and its subsidiaries or to carry on its business as it is now being conducted (the “Company Permits”), and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company or any of its subsidiaries is, and since June 30, 2013 has not been, in conflict with, or in default or violation of, (i) any Legal Requirements applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected or (ii) any of the Company Permits, except in each case for any such conflicts, defaults or violations that would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except where the failure to do so would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its subsidiaries maintain policies and procedures regarding data security and privacy that are in compliance with all applicable Legal Requirements, the Payment Card Industry Data Security Standards and their obligations to customers. Since June 30, 2013, to the knowledge of the Company, there have been no security breaches relating to violations of any security policy regarding or any unauthorized access of any data or information of the Company’s Information Systems that have had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except where the failure to do so would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the use and dissemination by the Company and its subsidiaries of any and all data and information concerning individuals is in compliance with all its/their privacy policies, Legal Requirements and the Payment Card Industry Data Security Standards.

Section 4.8 Company SEC Documents.

(a) Since June 30, 2013, the Company has filed with the SEC all material forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC (the “Company SEC Documents”). As of their respective dates, or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such amendment or superseding filing, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents at the time it was filed contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since June 30, 2013, no executive officer of the Company has failed to make the certifications required by him or her under Sections 302, 404 or 906 of the Sarbanes-Oxley Act, with respect to any Company SEC Document, except as disclosed in certifications filed with the Company SEC Documents.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as at the respective dates thereof and their consolidated results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments, to the absence of notes and to any other adjustments described therein, including in any notes thereto) in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and, in the case of unaudited statements, as permitted by Form 10-Q of the SEC). The books and records of the Company and its subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and all other applicable accounting requirements and Legal Requirements. The Company’s and its subsidiaries’ revenue recognition and accounting for sales policies and practices fairly represent the actual sales and revenue of the Company and its subsidiaries for the periods indicated in the financial statements included in the Company SEC Documents.

Section 4.9 Disclosure Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are designed to provide reasonable assurances that information required to be disclosed in the Company’s periodic reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time specified in the rules and forms of the SEC. Since June 30, 2013, to the Company’s knowledge, the Company has not identified (a) any material weakness in the design or operation of internal control over financial reporting which is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information or (b) any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

Section 4.10 Absence of Certain Changes or Events. From June 30, 2015 through the date of this Agreement, (i) except for the negotiation, execution and delivery of this Agreement, the businesses of the Company and its subsidiaries have been conducted in the ordinary course of business consistent with past practice in all material respects and (ii) there has not been any event, development, occurrence, state of facts, circumstance, condition, effect or change that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.11 No Undisclosed Liabilities. Except (a) to the extent disclosed, reflected, accrued or reserved against in the consolidated, unaudited balance sheet of the Company and its subsidiaries as of March 31, 2016 (including the notes thereto), (b) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of such financial statements and (c) liabilities that are incurred in connection with the transactions contemplated by this Agreement, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would have, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of its subsidiaries, on the one hand, and any unconsolidated Affiliate of any of them, including any structured finance, special purpose or limited purpose entity or person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act), where the result, purpose or effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its subsidiaries in any Company SEC Document.

Section 4.12 Inventory.

(a) The Inventory of the Company and its subsidiaries consists of manufactured and purchased components and finished goods, and non-saleable marketing and promotional items, all of which are of a quality that is usable or saleable consistent with the Company’s ordinary course of business, subject to established accounting reserves for obsolescence and similar matters.

(b) All items included in the Inventory of the Company and its subsidiaries are the property of the Company or its subsidiaries, as the case may be, free and clear of any Lien other than Permitted Liens.

(c) Since June 30, 2015, neither the Company nor any of its subsidiaries has engaged in any practice which had or has the effect of, or is designed or intended to have the effect of, fraudulently increasing or accelerating the Company’s or any of its subsidiaries’ sales or accounts receivable.

Section 4.13 Product Returns, Allowances, Etc. Since June 30, 2015, the aggregate rate of Company Product returns, discounts and allowances, has not differed in any manner materially more adverse to the Company or its subsidiaries, taken as a whole, as compared to the same year-to-date periods for the fiscal years ended June 30, 2014 and June 30, 2015.

Section 4.14 Absence of Litigation. As of the date of this Agreement, there is no claim, charge, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any of their respective properties or assets at law, in equity or at the administrative level, and there are no Orders, before any arbitrator or Governmental Authority, in each case as would have, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.15 Employee Benefit Plans

(a) Section 4.15(a) of the Company Disclosure Letter sets forth a true and complete list of each material Company Benefit Plan, other than Company Benefit Plans which both (i) do not provide pension benefits and (ii) are not subject to or covered by the Legal Requirements of the United States or any political subdivision thereof. The Company has made available to Parent and Acquisition Sub true and complete copies of (i) each material Company Benefit Plan (including all amendments thereto), whether or not such Company Benefit Plan is intended to be qualified under Section 401(a) of the Code; and (ii) with respect to each material Company Benefit Plan, to the extent applicable, (A) the most recent annual report on Form 5500 and all schedules thereto filed with respect to such Company Benefit Plan; (B) the most recent summary plan description and summary of material modifications, if applicable; (C) each current trust agreement, insurance contract or policy, group annuity contract and any other funding arrangement relating to such Company Benefit Plan; (D) the most recent actuarial report, financial statement or valuation report; and (E) a current IRS opinion or favorable determination letter.

(b) Other than Company Benefit Plans which are not subject to or covered by the Legal Requirements of the United States or any political subdivision thereof, each Company Benefit Plan has been operated and administered in accordance with its terms and all Legal Requirements, including ERISA and the Code, except for instances of non-compliance that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. There are no actions, suits, audits or investigations by any Governmental Authority, termination proceedings or other claims (except routine claims for benefits payable under the Company Benefit Plans in the ordinary course of business) pending or, to the knowledge of the Company, threatened, against or involving any Company Benefit Plan or asserting any rights to or claims for benefits under any Company Benefit Plan, other than any such investigations, proceedings, or claims that would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) None of the Company, any of its subsidiaries, nor any ERISA Affiliate maintains, sponsors, contributes to, is required to contribute to, or has any actual or contingent liability with respect to any (i) Multiemployer Plan, (ii) plan or arrangement subject to Title IV or Section 302 of ERISA, or (iii) plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

(d) None of the Company, any of its subsidiaries, nor any ERISA Affiliate has any liability under Title IV or Section 302 of ERISA, contingent or otherwise, that has not been satisfied in full, and no condition exists that presents a risk to the Company, any of its subsidiaries or any ERISA Affiliate of incurring any such liability.

(e) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter from the IRS or is entitled rely on a favorable opinion letter issued by the IRS with respect to the applicable form of prototype plan, and, to the knowledge of the Company, nothing has occurred since the date of such determination or opinion letter that would reasonably be expected to adversely affect such qualification.

(f) Except as required by the terms of this Agreement or applicable Legal Requirement, as expressly permitted under the Company Disclosure Letter, or as set forth on Section 4.15(f) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or together with any other event, condition or circumstance (including any termination of employment or service)): (i) entitle any current or former employee, officer, director or individual service provider of the Company or any of its subsidiaries to any payment or benefit (or result in the funding of any such payment or benefit); (ii) increase the amount of any compensation, equity award or other benefits otherwise payable by the Company or any of its subsidiaries; (iii) result in the acceleration of the time of payment, funding or vesting of any compensation, equity award or other benefits under any Company Benefit Plan; or (iv) result in any “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any current or former employee, officer, director, or individual service provider of the Company or any of its subsidiaries.

(g) Neither the Company nor any of its subsidiaries is a party to, or is otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A, 457A, or 4999 of the Code (or any corresponding provisions of state or local Legal Requirement).

(h) No Company Benefit Plan provides health insurance benefits to current or former employees or individual service providers of the Company or any of its subsidiaries beyond their retirement or other termination of service, other than as required by Section 4980B of the Code or other Legal Requirements, or pursuant to individual separation arrangements for periods that do not exceed six (6) months.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to all Company Benefit Plans subject to or covered by the Legal Requirements of a country (or political subdivision of a country) other than the United States, such Company Benefit Plans have been maintained in accordance with all applicable requirements (including those of the applicable plan or arrangement and those of applicable Legal Requirements) and in good standing with all applicable regulatory authorities. The present value of the accrued benefit liabilities (whether or not vested) under each such Company Benefit Plan (or, if less, the value of the accrued benefit liabilities attributable to the Company or its subsidiaries under such Company Benefit Plan), determined as of the end of the Company’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Company Benefit Plan (or, if less, the value of the assets attributable to the Company or its subsidiaries under such Company Benefit Plan) allocable to such benefit liabilities, except as reflected in the financial statements included in the Company SEC Documents or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.16 Labor Matters. There are no collective bargaining or other similar labor agreements or arrangements to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound. As of the date of this Agreement, none of the employees or individual service providers of the Company or any of its subsidiaries is represented by any union with respect to their employment by or service with the Company or such subsidiary. There is no union organization activity involving any of the employees or individual service providers of the Company or its subsidiaries pending or, to the knowledge of the Company, threatened. There is not, nor at any time since June 30, 2012 has there been, any labor strike, slowdown or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employee or individual service provider of the Company or any of its subsidiaries. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect: (i) there is no unfair labor practice, labor dispute (other than routine individual grievances in the ordinary course of business), charge or claim before an administrative agency or labor arbitration proceeding pending, or to the knowledge of the Company, threatened against the Company or any of its subsidiaries; and (ii) the Company and its subsidiaries are in compliance with all applicable Legal Requirements with respect to employment, employment practices, discrimination, terms and conditions of employment, wages and hours, unfair labor practices, employee and individual service provider classification, and the WARN Act (and any similar state or local statute or Legal Requirement), and have not received any written notice to the contrary.

Section 4.17 Intellectual Property.

(a) Section 4.17 of the Company Disclosure Letter sets forth a complete and accurate list of all trademark registrations, active domain names, patents, and applications for registration of any of the foregoing, that are owned by the Company or its subsidiaries, and in each case are material to the business of the Company and its subsidiaries, taken as a whole. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect: (i) the Company or one of its subsidiaries own all right, title and interest in and to all of the Intellectual Property Rights owned by the Company or its subsidiaries, free and clear of any Liens, except Permitted Liens; (ii) the Company or one of its subsidiaries own or have the right to use in the manner currently used by the Company and its subsidiaries all Intellectual Property Rights necessary to conduct the business of the Company and its subsidiaries as currently conducted (such Intellectual Property Rights owned by the Company or its subsidiaries, the “Company Intellectual Property Rights”); (iii) the Company Intellectual Property Rights are subsisting and, to the knowledge of the Company, valid and in full force and effect; (iv) no Company Intellectual Property Rights are subject to any outstanding judgment, ruling, order, writ, decree, stipulation, injunction or determination by or with any Governmental Authority restricting the use of such Intellectual Property Rights; and (v) neither the Company nor any of its subsidiaries has received, in the past three (3) years, any written charge, complaint, claim, demand or notice challenging the validity, ownership or enforceability of any of the Company Intellectual Property Rights.

(b) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) to the knowledge of the Company, the conduct of the business of the Company and its subsidiaries does not infringe upon, misappropriate or otherwise violate any Intellectual Property Rights of any other person; (ii) neither the Company nor any of its subsidiaries has received, in the past three (3) years, any written charge, complaint, claim, demand or notice alleging any such infringement, misappropriation or other violation that has not been settled or otherwise fully resolved; and (iii) to the knowledge of the Company, no person has infringed, misappropriated or otherwise violated any Company Intellectual Property Rights in the past three (3) years.

(c) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and its subsidiaries have taken commercially reasonable measures to protect the confidentiality of its trade secrets and confidential information.

Section 4.18 Taxes. (i) Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (x) the Company and each of its subsidiaries timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them, and all such Tax Returns are true, correct and complete, and (y) the Company and each of its subsidiaries has timely paid all Taxes that are required to be paid by any of them (including any Taxes required to be withheld from amounts owing to any employee, creditor or third-party or for which appropriate reserves have been reflected in the financial statements included in the Company SEC Documents); (ii) as of the date of this Agreement no material audits, examinations, investigations or other proceedings in respect of any Taxes are pending or threatened in writing with respect to the Company or any of its subsidiaries; (iii) there are no material Liens for Taxes on any of the assets of the Company or any of its subsidiaries other than Permitted Liens; (iv) as of the date of this Agreement, except with respect to the federal income Tax Returns of the Company for the years ending June 30, 2010, June 30, 2011, and June 30, 2012, neither the Company nor any of its subsidiaries has waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency other than pursuant to extensions of time to file Tax Returns (or to pay Taxes, to the extent such extensions extend the time to pay Taxes) obtained in the ordinary course of business consistent with past practice; (v) neither the Company nor any of its subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local or non-U.S. Legal Requirement) in the two (2) years prior to the date of this Agreement; (vi) as of the date of this Agreement, no material claim has been made in writing during the past three (3) years by a Governmental Authority in a jurisdiction where the Company or any of its subsidiaries does not file Tax Returns that it is or may be subject to taxation by such jurisdiction; (vii) neither the Company nor any of its subsidiaries has entered into any “reportable transaction” (other than a “loss transaction”) within the meaning of Treasury Regulation Section 1.6011-4(b) (or any similar provision of state, local or non-U.S. Legal Requirement); (viii) as of the date of this Agreement, the federal income Tax Returns of the Company and each of its subsidiaries have been examined by the IRS (or the applicable statute of limitations for the assessment of

Taxes for such periods have expired) for all periods through and including June 30, 2009; (ix) neither the Company nor any of its subsidiaries has any material liability for the Taxes of another person (pursuant Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Legal Requirement) or otherwise) by reason of (A) being a member of an affiliated, consolidated, combined or unitary group (other than a group of which the Company or any of its subsidiaries is the common parent) or otherwise as a transferee or successor, in each case, on or prior to the date of this Agreement or (B) being party to any tax sharing or tax indemnification agreement or other similar agreement (other than customary Tax indemnification provisions in commercial contracts entered into in the ordinary course of business and not primarily related to Taxes) entered into on or prior to the date of this Agreement; and (x) as of the date of this Agreement, all material deficiencies asserted or assessments made by any taxing authority with respect to the Company or any of its subsidiaries have been fully paid, settled or withdrawn. For purposes of this Section 4.18, any reference to the Company or any of its subsidiaries shall be deemed to include any person that merged with or was liquidated or converted into the Company or such subsidiary, as applicable.

Section 4.19 Material Contracts.

(a) For purposes of this Agreement, a “Company Material Contract” shall mean any of the following to which the Company or any of its subsidiaries is a party:

(i) “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC);

(ii) contract or instrument relating to Indebtedness for borrowed money or third-party financial guarantee with a principal amount in excess of $5,000,000;

(iii) contract, agreement or arrangement, other than contracts, agreements, arrangements and purchase orders entered into in the ordinary course of business (which shall include those contracts, agreements, arrangements and purchase orders with customers for the sale of inventory and related to the purchase of finished goods or raw materials), under which the Company or any of its subsidiaries is (A) subject to restrictions on the right of such person to compete with any person anywhere in the world in any material respect in connection with the marketing and sale of beauty and cosmetic products to retailers, (B) prevented from entering into any territory, market or geographic region, (C) grants “most favored nation” status to another person or includes a “take or pay” provision or (D) grants a right of exclusivity to any third party supplier, distributor or licensee, in each case of (A), (B), (C) or (D) that is material to the Company and its subsidiaries, taken as a whole;

(iv) contract or agreement relating to the formation, creation, ownership, operation, management or control of any partnership, joint venture, alliance or revenue or earnings sharing arrangement that is material to the Company and its subsidiaries taken as a whole;

(v) contract entered into since June 30, 2014 providing for the disposition or acquisition of any assets, business or securities of any person (other than the

Company) for an aggregate consideration in excess of $5,000,000, other than purchase orders related to the purchase of finished goods or raw materials or sale of inventory in the ordinary course of business;

(vi) contract with any of the (A) ten (10) largest customers of the Company and its subsidiaries (each, a “Major Customer”), as measured by the dollar value of goods or services sold since June 30, 2015 through the date of this Agreement, (B) ten (10) largest third-party manufacturers of the Company or its subsidiaries, (each, a “Major Manufacturer”), as measured by the dollar value of goods or services purchased since June 30, 2015 through the date of this Agreement, or (C) Company’s material fragrance oil suppliers, in each case, other than contracts and purchase orders related to the purchase of finished goods or raw materials or sale of inventory in the ordinary course of business;

(vii) license (inbound and outbound), sublicense, development agreement, or other contract, agreement or arrangement under which the Company or any of its subsidiaries grants or receives the right to use any Intellectual Property Rights (other than licenses for readily available commercial software and licenses that under their current terms will expire on or prior to December 31, 2016) that (A) involve the payment or receipt of amounts by the Company or any of its subsidiaries of more than $5,000,000 in any twelve month period or (B) (x) relate to product endorsements, sponsorships or other promotional arrangements (including celebrity product endorsements or sponsorships) and (y) involve the payment of amounts by the Company or any of its subsidiaries of more than $5,000,000 in any twelve month period (collectively, the “License and Endorsement Agreements”), in each case, other than purchase orders related to the purchase of finished goods or raw materials or sale of inventory in the ordinary course of business;

(viii) contract providing for the Company or any of its subsidiaries to purchase all of its requirements for, or all of a third party’s output of, any product or service, or providing for the Company or any of its subsidiaries to sell all of its output of, or supply all of a third party’s requirements for, any product or service;

(ix) any interest rate, currency or commodity swap, exchange commodity option or hedging contract, agreement, instrument or other arrangement with a remaining term in excess of ninety (90) days that is material to the Company and its subsidiaries, taken as a whole, or pursuant to which a termination payment in excess of $5,000,000 would be payable by or to the Company or any of its subsidiaries were such hedge to be liquidated on the date of this Agreement; or

(x) written license, sublicense or other written contract, agreement or arrangement relating or pertaining to Red Door Spa that is material to the Company and its subsidiaries as a whole, taken as a whole, or, to the knowledge of the Company, material to Red Door Spa.

(b) Each Company Material Contract has been made available to Parent as of the date hereof. Neither the Company nor any subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default would have, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would have, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Material Contract is a valid and binding obligation of the Company and, to the knowledge of the Company, is in full force and effect, except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Legal Requirements, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.20 Opinion of Financial Advisor. The Company Board has received the written opinion of Centerview Partners LLC, dated June 16, 2016 that, as of the date of such opinion, and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the Merger Consideration to be paid to the holders of shares of outstanding Common Stock (other than shares of Common Stock held by the Company as treasury stock or held by Parent, Acquisition Sub or any affiliate of the Company immediately prior to the Effective Time) pursuant to this Agreement is fair, from a financial point of view, to such holders (the “Fairness Opinion”).

Section 4.21 Brokers. No broker, finder or investment banker other than Centerview Partners LLC is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company.

Section 4.22 Real Property.

(a) None of the Company or any of its subsidiaries owns any real property.

(b) Each material lease, sublease or other agreement under which the Company uses or occupies or has the right to use or occupy any real property (collectively, the “Company Leases”), has been made available to Parent as of the date hereof, except for non-U.S. Company Leases. Each Company Lease is not subject to any Lien that is not a Permitted Lien, is in full force and effect and neither the Company nor any of its subsidiaries is in breach of or default under, or has received written notice of any breach of or default under, any Company Lease, and to the knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a breach or default thereunder by any other party thereto, except, in each case, for such breaches or defaults that has not had a Company Material Adverse Effect.

Section 4.23 Insurance. Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, all material policies of insurance maintained by the Company or any of its subsidiaries are in full force and effect, no notice of cancellation has been received with respect to such policies (other than in connection with ordinary renewals) and there is no existing default or event which, with the giving of notice of lapse of time or both, would constitute a default, by any insured thereunder. As of the date hereof, (i) there is no material claim by the Company or any of its subsidiaries pending under any such policies as to which coverage has been denied or disputed in writing by the applicable insurer, and (ii) to the Company’s knowledge, neither the Company nor any of its subsidiaries has received either any written notice of any violation of, or non-compliance with, any insurance policy or any written notice that could reasonably be expected to be followed by a written notice of cancellation or non-renewal of any insurance policy. All premiums due and payable under all such policies have been paid and the Company or a subsidiary of the Company, as applicable, is in compliance with the terms and conditions of such policies other than non-compliance which would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.24 Environmental. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) The Company and its subsidiaries are in compliance with all applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all Company Permits required under applicable Environmental Laws for the operation of the business of the Company and its subsidiaries as presently conducted;

(b) As of the date of this Agreement, none of the Company or any of its subsidiaries has received any written communication alleging that the Company is in violation of, or has any liability under, any Environmental Law;

(c) None of the Company or any of its subsidiaries has transported, produced, processed, manufactured, generated, used, treated, handled, stored, released or disposed of any Hazardous Substances, except in compliance with applicable Environmental Law in a manner that would not reasonably be expected to require any cleanups or other remediation activities pursuant to any Environmental Law;

(d) None of the Company or any of its subsidiaries has received any written communication alleging that the Company or any of its subsidiaries has exposed any employee or any third-party to Hazardous Substances in violation of any Environmental Law that remains unresolved or, to the Company’s knowledge, in a manner that caused or allegedly caused personal injury;

(e) As of the date of this Agreement, none of the Company or any of its subsidiaries is a party to or is the subject of any pending claim, action, Order, proceeding or, to the Company’s knowledge, any pending investigation, or, to the Company’s knowledge, any threatened claim, action, Order, proceeding or investigation before any arbitrator or Governmental Authority alleging any liability under or noncompliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law;

(f) No cleanups or other remediation activities are being conducted, or are being proposed to be conducted, either by the Company or any of its subsidiaries or at any property currently or, to the Company’s knowledge, formerly owned or leased by the Company or any of its subsidiaries for the purpose of treating, abating, removing, containing or otherwise addressing Hazardous Substances; and

(g) The representations and warranties in this Section 4.24 are the sole and exclusive representations and warranties of the Company with respect to environmental matters, including matters relating to Environmental Law or Hazardous Substances.

Section 4.25 Takeover Statutes. The Company Board, at a meeting duly called and held prior to the execution of this Agreement, duly and unanimously, by all those directors in attendance, approved this Agreement, the Merger and the other transactions contemplated hereby and has taken all actions necessary (assuming the representations and warranties contained in Section 5.9 are accurate) so that no Takeover Statutes shall be applicable to the execution, delivery or performance of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement. The Company is not party to a stockholder rights agreement, “poison pill” or similar agreement or plan.

Section 4.26 Company Affiliate Transactions. No present or former director, officer, stockholder, partner, member, employee or affiliate (other than subsidiaries of the Company) of the Company or any of its subsidiaries, nor any of such person’s affiliates or immediate family members (each of the foregoing a “Related Party”) is a party to any contract with or binding upon the Company or its subsidiaries (other than employment agreements) or any of their respective properties or assets or has any material interest in any property used by the Company or its subsidiaries or has engaged in any transaction with any of the foregoing since June 30, 2013, in either case that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (a “Company Affiliate Transaction”) that has not been so disclosed. Any Company Affiliate Transaction as of the time it was entered into and as of the time of any amendment or renewal thereof contained such terms, provisions and conditions as were at least as favorable to the Company or any of its subsidiaries as would have been obtainable by the Company in a similar transaction with an unaffiliated third-party. To the knowledge of the Company, no Related Party of the Company or any of its subsidiaries owns, directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer or director or in another similar capacity of, any supplier or other independent contractor of the Company or any of its subsidiaries, or any organization which has a contract with the Company or any of its subsidiaries.

Section 4.27 Business Relationships. None of the Company or any of its subsidiaries has received any notice in writing from any Major Customer, Major Manufacturer, material fragrance oil supplier or party to any License and Endorsement Agreement indicating that such person intends to terminate its relationship with the Company or any of the Company’s subsidiaries, except to the extent such termination would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.28 Foreign Asset Control Regulations; Anti-Corruption and Anti-Bribery Laws.

(a) The Company and its subsidiaries and their respective Affiliates, directors, officers and employees have complied in all respects with the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78dd-1 et seq.) and any other applicable foreign or domestic anticorruption or antibribery laws (collectively, the “Fraud and Bribery Laws”). None of the Company or any of its subsidiaries or any of their respective Affiliates, directors, officers, or, to the knowledge of the Company, its agents, employees or other representatives (in each case acting on the Company’s or any of its subsidiaries’ behalf and in their capacities as such) has directly or indirectly (i) used any corporate funds to make or provide any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) offered, promised, paid or delivered any fee, commission or other sum of money or item of value, however characterized, to any finder, agent or other party acting on behalf of or under the auspices of a governmental or political employee or official or governmental or political entity, political agency, department, enterprise or instrumentality that was illegal under any applicable Legal Requirement, (iii) made any payment to any customer or supplier, or to any officer, director, partner, employee or agent of any such customer or supplier, for the unlawful sharing of fees to any such customer or supplier or any such officer, director, partner, employee or agent for the unlawful rebating of charges, (iv) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent or (v) paid, offered or promised to make or offer any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature, or receive any unlawful kickback or bribe.

(b) Without limiting the generality of Section 4.7, neither the Company nor any of its subsidiaries is operating, or since June 30, 2013 has operated, in material violation of (i) any applicable U.S. and international economic and trade sanctions, including, but not limited to, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Comprehensive Iran Sanctions, Accountability and Divestment Act, the Sudan Accountability and Divestment Act, any applicable sanctions regulations administered and enforced by the U.S. Department of State, the U.S. Department of Treasury (including the Office of Foreign Assets Control (“OFAC”)) or any enabling legislation, executive orders, rules and regulations relating thereto, (ii) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act) Act of 2001, (iii) any applicable Legal Requirements concerning the exportation of any products, technology, technical data and services, including but not limited to, where applicable, the Export Administration Act, the Arms Export Control Act, and all executive orders, rules and regulations administered by the U.S. Department of Commerce, the U.S. Department of State and the U.S. Department of Treasury, (iv) any applicable antiboycott Legal Requirements, including but not limited to the Export Administration Act and the Ribicoff Amendment to the 1976 Tax Reform Act, and any applicable executive orders, rules and regulations administered by the U.S. Department of Commerce and the IRS, or (v) any applicable Legal Requirements, executive orders, rules and regulations administered by the Bureau of Customs and Border Protection of the U.S. Department of Homeland Security. To the Company’s knowledge, none of the Company or any of its subsidiaries is a person that is a target of U.S. or international economic and trade sanctions or engages in any dealings or transactions with any such person.

(c) Since June 30, 2013, none of the Company or any of its subsidiaries has received written notice that it is the subject of any bribery, improper contribution or anti-kickback investigation by any Governmental Authority and, to the Company’s knowledge, no such investigation is pending or threatened.

Section 4.29 Vote Required. The affirmative vote of a majority of the Total Votes entitled to be cast at the Stockholders’ Meeting (and the affirmative vote of a majority of all votes entitled to be cast by the holders of the Series A Serial Preferred Stock and the holders of Common Stock, voting as separate classes) is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve this Agreement, approve the Merger or consummate any of the other transactions contemplated by this Agreement.

Section 4.30 Information Supplied. The Proxy Statement will not, on the date it is first mailed to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, and will not, at the time of the Stockholders’ Meeting, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders’ Meeting which shall have become false or misleading in any material respect. The Proxy Statement will comply with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by, or on behalf of, the Parent or Acquisition Sub for inclusion or incorporation by reference in any of the foregoing documents or any statements or omissions based upon such information.

Section 4.31 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV or in the certificate referenced in Section 7.2(c), neither the Company nor any other person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Acquisition Sub in connection with the transactions contemplated hereby, including the accuracy, completeness or currency thereof.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Parent and Acquisition Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 5.1 Organization and Qualification; Subsidiaries. Each of Ultimate Parent, Operating Parent and Acquisition Sub (i) is a corporation or legal entity duly organized or formed, validly existing and in good standing, under the laws of its jurisdiction of organization or formation, (ii) has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power or authority or such governmental approvals would not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Ultimate Parent, Operating Parent and Acquisition Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.2 Certificate of Incorporation, By-Laws, and Other Organizational Documents. Parent has made available to the Company a complete and correct copy of the certificate of incorporation, By-laws (or equivalent organizational documents), and other organizational documents, agreements or arrangements, each as amended to date, of each of Ultimate Parent, Operating Parent and Acquisition Sub (collectively, “Parent Organizational Documents”). The Parent Organizational Documents are in full force and effect. None of Ultimate Parent, Operating Parent, Acquisition Sub or, to the knowledge of Parent, the other parties thereto are in violation of any provision of the Parent Organizational Documents, as applicable, except as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.3 Authority Relative to Agreement. Each of Ultimate Parent, Operating Parent and Acquisition Sub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by Ultimate Parent, Operating Parent and Acquisition Sub and the consummation by Ultimate Parent, Operating Parent and Acquisition Sub of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action of Ultimate Parent, Operating Parent and Acquisition Sub and no other corporate proceedings on the part of Ultimate Parent, Operating Parent or Acquisition Sub or their respective stockholders are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than, with respect to the Merger, (x) the adoption of this Agreement by Operating Parent in its capacity as the sole stockholder of Acquisition Sub, which adoption shall occur immediately following the execution of this Agreement, and (y) the filing of the Articles of Merger with the Department of State). This Agreement has been duly and validly executed and delivered by Ultimate Parent, Operating Parent and Acquisition Sub and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes a legal, valid and binding obligation of Ultimate Parent, Operating Parent and Acquisition Sub, enforceable against Ultimate Parent, Operating Parent and Acquisition Sub in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Legal Requirements of general applicability relating to or affecting creditor’s rights, and by general equitable principles).

Section 5.4 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Ultimate Parent, Operating Parent and Acquisition Sub does not, and the performance of this Agreement by Ultimate Parent, Operating Parent and Acquisition Sub will not, (i) conflict with or violate the certificate of incorporation or By-laws (or equivalent organizational documents) of (A) Ultimate Parent, (B) Operating Parent or (C) Acquisition Sub, (ii) assuming the consents, approvals and authorizations specified in Section 5.4(b) have been received and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization, or waiver has been satisfied, conflict with or violate any Legal Requirements applicable to Parent or Acquisition Sub or by which any property or asset of Parent or Acquisition Sub is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Acquisition Sub pursuant to, any note, bond, mortgage, indenture or credit agreement, or any other contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Acquisition Sub is a party or by which Parent or Acquisition Sub or any property or asset of Parent or Acquisition Sub is bound or affected, other than, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences of the type referred to above which would not have, and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by Ultimate Parent, Operating Parent and Acquisition Sub do not, and the consummation by Ultimate Parent, Operating Parent and Acquisition Sub of the transactions contemplated by this Agreement will not, require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Authority, except for applicable requirements of the Exchange Act, the Securities Act, Blue Sky Laws, the HSR Act and other Antitrust Approvals, filing and recordation of appropriate merger documents as required by the FBCA and the rules of the NASDAQ or other stock exchange, if applicable, and except where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.5 Absence of Litigation. As of the date hereof, there is no claim, action, proceeding, or investigation pending or, to the knowledge of Parent, threatened against either Parent or Acquisition Sub or any of their respective properties or assets at law or in equity, and there are no Orders before any arbitrator or Governmental Authority, in each case as would have, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.6 Financing.

(a) Parent has delivered to the Company a true, complete and correct copy of (i) an executed debt financing commitment letter, dated as of the date of this Agreement (as amended, modified, supplemented, replaced or extended from time to time after the date of this Agreement in compliance with Section 6.10, the “Commitment Letter”), from the lenders (including any lenders who become party thereto by joinder) party thereto

(collectively, the “Lenders”), pursuant to which the Lenders have agreed, subject to the terms and conditions thereof, to provide the debt amounts set forth therein (the debt financing contemplated by the Commitment Letter, together with any permitted Alternative Debt Financing, is collectively referred to in this Agreement as the “Debt Financing”) and (ii) the fee letter referred to in the Commitment Letter (redacted in a customary manner, which redacted terms would not decrease the amount of or increase the conditionality of the Debt Financing) (the “Fee Letter”), each as amended, modified, supplemented, replaced or extended from time to time after the date of this Agreement in compliance with Section 6.10. Except as set forth in the Commitment Letter or the Fee Letter delivered to the Company, as of the date of this Agreement, there are no conditions precedent to the obligations of the Lenders to provide the Debt Financing or any contingencies that would permit the Lenders to reduce the total amount of the Debt Financing. There are no other agreements, side letters or arrangements relating to the Debt Financing to which Parent or any of its subsidiaries is a party as of the date of this Agreement (other than customary engagement letters and fee discount letter). As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default, event of default or breach on the part of Parent or Acquisition Sub or, to the knowledge of Parent, any other party thereto, under the Commitment Letter or the Fee Letter, in each case, that would adversely affect or delay in any material respect the availability of the Debt Financing at Closing. Assuming no breach by the Company of its representations and/or obligations hereunder, in either case, such that the closing conditions set forth in Sections 7.2(a) or 7.2(b) would fail to be satisfied, neither Parent nor Acquisition Sub has any reason to believe that it will be unable to satisfy on a timely basis any condition to closing to be satisfied by it in the Commitment Letter or the Fee Letter on or prior to the Closing Date.

(b) Parent has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letter and Fee Letter on or before the date of this Agreement, and will pay in full any such amounts due on or before the Closing Date. The Commitment Letter and Fee Letter have not been modified, altered or amended on or prior to the date of this Agreement. None of the commitments under the Commitment Letter have been withdrawn, terminated or rescinded prior to the date of this Agreement. The Commitment Letter and Fee Letter are in full force and effect as of the date of this Agreement and are legal, valid and binding obligations of Parent (or the Affiliate of such Parent party thereto), enforceable against such Parent (or the Affiliate of such Parent party thereto) and, to the knowledge of Parent, each other party thereto, in each case, in accordance with their terms, except to the extent that enforceability may be limited by the applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies and principles of equity.

(c) The proceeds of the Debt Financing, if funded, together with available cash of Parent and its subsidiaries, will constitute sufficient funds for the satisfaction of all of Parent’s and Acquisition Sub’s obligations under this Agreement on the Closing Date, including the payment of the Total Common Merger Consideration and all other amounts to be paid on the Closing Date pursuant to Section 3.2, Section 3.3 and Section 3.4 and the payment of all associated costs and expenses of the Merger (including any repayment, redemption or refinancing of the Notes and any other Indebtedness of the Company required in connection therewith). Without limitation to Section 8.3(b) and Section 8.4(b), the obligations of Parent and Acquisition Sub under this Agreement are not subject to any conditions regarding the ability of Parent, Acquisition Sub or any of their respective Affiliates, or any other person, to obtain financing for the consummation of the Merger and the other transactions contemplated by this Agreement.

Section 5.7 Capitalization of Acquisition Sub. As of the date of this Agreement, the authorized share capital of Acquisition Sub consists of 1,000 shares, par value $0.001 per share, all of which are validly issued and outstanding. All of the issued and outstanding share capital of Acquisition Sub is, and at the Effective Time will be, owned by Operating Parent. Acquisition Sub does not have outstanding any option, warrant, right or other agreement pursuant to which any person other than Parent may acquire any equity interest of Acquisition Sub. Acquisition Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 5.8 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by the Company or any of its subsidiaries in connection with the Merger based upon arrangements made by or on behalf of Parent.

Section 5.9 Parent Ownership of Company Securities; FBCA Section 607.0901. None of Parent or any of its subsidiaries is the “beneficial owner” (as defined in Section 607.0901 of the FBCA) of any shares of Common Stock or other securities of the Company or any options, warrants or other rights to acquire Common Stock or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company. Neither Parent nor any of its “affiliates” or “associates” (each as defined in Section 607.0901 of the FBCA) is, or has been at any time with the last three (3) years, an “interested shareholder” as defined in Section 607.0901 of the FBCA. Neither Parent nor any of its subsidiaries has taken, or authorized or permitted any its Representatives to take, any action that would cause Parent or any of its “affiliates” or “associates” (each as defined in Section 607.0901 of the FBCA) thereof to be deemed an “interested shareholder” as defined in Section 607.0901 of the FBCA or otherwise render Section 607.0901 of the FBCA inapplicable to the Merger.

Section 5.10 Information Supplied. The information supplied by Parent and Acquisition Sub for inclusion in the Proxy Statement will not, on the date it is first mailed to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, and will not, at the time of the Stockholders’ Meeting, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders’ Meeting which shall have become false or misleading in any material respect. Notwithstanding the foregoing, Parent and Acquisition Sub make no representation or warranty with respect to any information supplied by or on behalf of the Company for inclusion or incorporation by reference in any of the foregoing documents or any statements or omissions based upon such information.

Section 5.11 Acknowledgement of Disclaimer of Other Representations and Warranties. Parent and Acquisition Sub each acknowledge and agree that, except for the representations and warranties expressly set forth in Article IV this Agreement or in the certificate referenced in Section 7.2(c), neither the Company nor any of its subsidiaries, nor any of their respective Representatives, nor any other person on behalf of the Company, makes any other express or implied representation or warranty with respect to the Company or any of its subsidiaries or their respective businesses or with respect to any other information made available to Parent or Acquisition Sub in connection with the transactions contemplated by this Agreement, and Parent and Acquisition Sub are not relying on any representation or warranty except for those expressly set forth in this Agreement or any certificate delivered pursuant to Section 7.2(c). Each of Parent and Acquisition Sub acknowledges that it has conducted, to its satisfaction, its own independent investigation of the condition, operations and business of the Company and its subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, including the Merger, each of Parent and Acquisition Sub has relied on the results of its own independent investigation.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (i) as required by applicable Legal Requirement, (ii) as consented to in writing by Parent, which consent shall not unreasonably be withheld, conditioned or delayed, (iii) as may be expressly required by or expressly contemplated pursuant to this Agreement or (iv) as set forth in Section 6.1 of the Company Disclosure Letter, the Company shall, and shall cause its subsidiaries to, cause the business of the Company and its subsidiaries to be conducted only in, and to cause such entities to not take any action except in, the ordinary course of business and in a manner consistent with past practice. The Company shall, and shall cause its subsidiaries to, use their commercially reasonable efforts to preserve intact the Company’s and its subsidiaries’ business organization and reputation, to keep available the services of their key managers, key officers, and key employees, and to maintain existing relations and goodwill with Governmental Authorities, material customers, material suppliers, material creditors, material lessors, material licensors other than those being terminated in accordance with their terms and other persons (including any brand ambassadors) having significant business relationships with the Company and to pay their trade payables in the ordinary course of business. Without limitation to the foregoing, the Company agrees with Parent that, except (1) as required by applicable Legal Requirement, (2) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (3) as may be expressly required by or expressly contemplated pursuant to this Agreement or (4) as set forth in Section 6.1 of the Company Disclosure Letter, the Company shall not, and shall not permit its subsidiaries to:

(a) amend or otherwise change, or permit any of its subsidiaries to amend or otherwise change, the Company Articles of Incorporation or By-laws of the Company or such similar applicable organizational documents of any of the Company’s subsidiaries;

(b) split, combine, subdivide, reclassify, purchase, redeem or otherwise acquire, issue, sell, pledge, dispose, encumber or grant any shares of its or its subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of its or its subsidiaries’ capital stock, except for any such transaction by a wholly owned subsidiary which remains a wholly owned subsidiary after consummation of such transaction; provided, however, that (i) the Company may issue shares upon exercise of any Company Option or the settlement of any Restricted Share Unit, in each case, outstanding as of the date hereof, and (ii) the Company may acquire shares of capital stock in connection with tax withholdings and exercise price settlements upon the exercise of Company Options or the settlement of Restricted Share Units, in each case, existing on the date hereof;

(c) declare, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Company’s or any of its subsidiaries’ capital stock, other than (i) dividends or other distributions paid by any subsidiary of the Company to the Company or any wholly-owned subsidiary of the Company and (ii) cash dividends paid upon the Series A Serial Preferred Stock (it being agreed that dividends shall not be paid upon the Series A Serial Preferred Stock other than in cash);

(d) except as required pursuant to any Company Benefit Plan in effect as of the date hereof and set forth in Section 4.15(a) of the Company Disclosure Letter: (i) increase the compensation or other benefits payable or to become payable to directors, executive officers, employees or individual service providers of the Company or any of its subsidiaries; (ii) grant any severance or termination pay to, or enter into any employment, retention, change of control or severance agreement or arrangement with any director, executive officer, employee or individual service provider of the Company or any of its subsidiaries; (iii) establish, adopt, enter into, amend or terminate any Company Benefit Plan or other plan, trust, fund, policy, agreement, program or arrangement for the benefit of any current or former directors, officers, employees or individual service providers, or any of their respective beneficiaries, except for renewals or amendments in the ordinary course of business consistent with past practice that do not materially increase the cost to the Company or its subsidiaries or Parent; (iv) adopt, enter into, amend or terminate any collective bargaining agreement or other arrangement relating to union or organized employees; (v) hire any employees; or (vi) adopt, enter into, grant, or establish any incentive compensation or any program for incentive compensation (whether an annual incentive, a long-term incentive, or otherwise).

(e) grant, confer or award options, convertible securities, restricted stock, restricted stock units or other rights to acquire any of its or its subsidiaries’ capital stock or take any action not otherwise contemplated by this Agreement to accelerate the vesting of or cause to be exercisable any otherwise unvested or unexercisable option or other equity or equity-based award (except as otherwise provided by the terms of any unexercisable options or other equity awards outstanding on the date hereof);

(f) acquire or permit its subsidiaries to acquire (including by merger, consolidation, or acquisition of stock or assets) any entity, business or material portion of the assets of any person except for (i) inventory in the ordinary course of business consistent with past practices and (ii) licenses in the ordinary course of business consistent with past practices requiring an upfront payment or similar payment in an amount not in excess of $2,000,000 and/or guaranteed minimum royalty or similar payments by the Company or any of its subsidiaries for any twelve (12) month period in an amount not in excess of $1,000,000;

(g) enter into new lines of business outside of the existing business;

(h) create, incur, guarantee or assume or otherwise become liable for or modify in any material respect (or permit its subsidiaries to create, incur, guarantee or assume or otherwise become liable for or modify in any material respect) the terms of any Indebtedness, including any Company Indebtedness, other than (i) guarantees by the Company of Indebtedness of its wholly-owned subsidiaries and (ii) Indebtedness of a subsidiary of the Company payable to the Company or a wholly-owned subsidiary of the Company;

(i) modify or amend in any respect materially adverse to the Company or any of its subsidiaries, waive or grant any material release or relinquish any material rights under, or terminate, any Company Material Contract or Company Lease other than the expiration or renewal of any Company Material Contract or Company Lease in accordance with its terms, or enter into any contract, agreement, or arrangement that would have been a Company Material Contract or Company Lease if entered into prior to the date hereof;

(j) make any material change to its methods of accounting in effect at June 30, 2015 (as disclosed in the Company’s most recent annual report on Form 10-K), except (i) as required by GAAP, Regulation S-X of the Exchange Act or a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization), or (ii) as required by a change in applicable Legal Requirements;

(k) except for transactions among the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries, sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber or subject to any Lien (other than Permitted Liens) or otherwise dispose of any material portion of its properties or assets, other than dispositions by the Company and its subsidiaries in the ordinary course of business consistent with past practice in an amount not to exceed $2,000,000 in the aggregate;

(l) make any investment (by contribution to capital, property transfer, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any person other than (A) in the ordinary course of business consistent with past practice in an amount not to exceed $1,000,000 in the aggregate or (B) in a direct or indirect wholly-owned subsidiary of the Company in the ordinary course of business consistent with past practice;

(m) except to the extent otherwise required by applicable Legal Requirements, (i) make any material Tax election other than in the ordinary course of business consistent with past practice, (ii) revoke or change any material Tax election, (iii) change (or request any taxing authority to change) any material aspect of its method of Tax accounting or annual Tax accounting period, (iv) file any amended Tax Return with respect to any material Tax, (v) incur any material Tax liability outside of the ordinary course of business, (vi) incur any material amount of gross income for U.S. federal income tax purposes as a result of any intercompany transaction or a transaction in which cash is not a material portion of the consideration outside of the ordinary course of business, (vii) file any material Tax Return prepared in a manner inconsistent with past practice, (viii) settle or compromise any audit or proceeding relating to a material amount of Taxes, (ix) enter into any material agreement principally relating to Taxes with respect to the Company or any subsidiaries, (x) waive or extend the statute of limitations in respect of any material Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), (xi) issue, increase or modify (or permit any of its subsidiaries to issue, increase or modify) any intercompany Indebtedness (A) where a non-U.S. subsidiary is the borrower other than in the ordinary course of business or (B) where a non-U.S. subsidiary is a lender or guarantor and the Company or a U.S. subsidiary is the borrower, or (xii) surrender any material claim for a refund of Taxes;

(n) [intentionally omitted]

(o) make or agree to make, or permit any of its subsidiaries to make or agree to make, capital expenditures totaling in the aggregate more than $5,000,000 per fiscal quarter;

(p) adopt or enter into, or permit to be adopted or entered into, a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries;

(q) release, withdraw, concur with the dismissal of, or settle any material claim, action, suit or proceeding involving the Company or any of its subsidiaries, other than routine, immaterial matters (including the settlement of any insurance claims) in the ordinary course of business;

(r) settle, pay, discharge or satisfy any claim, action, suit, proceeding or investigation against or regarding the Company or any of its subsidiaries, whether civil, criminal, administrative or investigative, other than matters that involve only the payment of monetary damages not in excess of $250,000 individually or $500,000 in the aggregate (excluding from such dollar threshold any amounts covered by any insurance policy of the Company or any of its subsidiaries);

(s) take, or omit to take (or permit any of its subsidiaries to take, or omit to take), any action which would reasonably be expected to cause a default or event of default under any Company Indebtedness;

(t) enter into any agreement, understanding or arrangement with respect to the voting or registration of the shares of the Company’s or its subsidiaries’ capital stock;

(u) enter into, amend, modify, waive or terminate any Company Affiliate Transaction; or

(v) authorize or enter into, or permit any of its subsidiaries to authorize or enter into, any agreement or otherwise make any commitment to do any of the foregoing.

Section 6.2 Appropriate Action; Consents; Filings.

(a) Subject to Section 6.5, the parties hereto will cooperate with each other and use their respective reasonable best efforts to consummate and make effective the transactions contemplated hereby as soon as practicable and to cause the conditions to the Merger set forth in Article VII to be satisfied, including (i) the obtaining and maintaining of all necessary actions or nonactions, consents, clearances and approvals from Governmental Authorities including the approvals set forth on Section 6.2 of the Company Disclosure Letter (the “Antitrust Approvals”) or other persons necessary in connection with the consummation of the transactions contemplated by this Agreement and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable or customary steps as may be necessary to obtain an approval from, or to avoid an action or proceeding by, any Governmental Authority or other persons necessary in connection with the consummation of the transactions contemplated by this Agreement and (ii) the execution and delivery of any additional instruments necessary to consummate the Merger and other transactions to be performed or consummated by such party in accordance with the terms of this Agreement and to carry out fully the purposes of this Agreement. Each of the parties hereto shall promptly (and in no event later than ten (10) Business Days following the date that this Agreement is executed) make its respective filings required under the HSR Act, and thereafter promptly make any other filings required to obtain any other Antitrust Approvals with respect to the transactions contemplated hereby.

(b) Parent and Acquisition Sub agree to take (and to cause their subsidiaries to take) promptly any and all actions necessary to avoid or eliminate each and every impediment and obtain all Antitrust Approvals that may be required by any foreign or U.S. federal, state or local Governmental Authority so as to enable the parties to close the transactions contemplated by this Agreement as promptly as practicable and in any event before the Outside Date. Such actions shall include (i) each of Parent and the Company complying substantially with any requests for additional information or documentary material from any Governmental Authority under any Antitrust Laws; (ii) Parent proposing, negotiating, offering to commit and effect (and if such offer is accepted, committing to and effecting), by consent decree, hold separate order or otherwise, the sale, divestiture, license or disposition of such assets or businesses of Parent or, effective as of the Effective Time, the Surviving Corporation, or their respective subsidiaries; (iii) Parent proposing, negotiating, or offering to commit and effect (and if such offer is accepted, committing to and effecting) actions that limit its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of Parent, the Surviving Corporation or their respective subsidiaries; and (iv) each of Parent and the Company taking any and all other actions reasonably necessary in order to ensure that the waiting period under the HSR Act has expired or been terminated and that any other required Antitrust Approvals have been obtained and that no decree, judgment, injunction (preliminary or permanent), temporary restraining order or any other order in any suit or proceeding relating to any Antitrust Laws would preclude consummation of the Merger by the Outside Date; for the avoidance of any doubt, such actions shall include all necessary actions to appeal that decree, judgment, injunction (preliminary or permanent), temporary restraining order with an appellate court or other appellate Governmental Authority of competent jurisdiction unless and until a final, non-appealable order has been issued. To assist Parent in complying with its obligations set forth in this Section 6.2, and only if requested in writing by Parent, the Company and its subsidiaries and Affiliates agree to take, or cause to be taken, any action reasonably in furtherance of the foregoing, so long as such action is conditioned upon the Closing. Furthermore, and for the avoidance of doubt, none of Parent’s Affiliates (other than Parent’s subsidiaries) shall be required to take or agree to take any action or actions in furtherance of this Section 6.2(b).

(c) The Company shall give (or shall cause its subsidiaries to give) any notices to third parties, and Parent shall use, and cause each of its subsidiaries to use, its reasonable best efforts to cooperate with the Company in its efforts, to obtain any third-party consents not covered by paragraph (a) above that are necessary or proper to consummate the Merger; provided that the Company shall not be required to make any payments to a third-party to obtain any consent or approval of such third-party prior to the Closing, and shall not agree to make any such payments without Parent’s prior written consent. Each of the parties hereto will furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any required governmental filings or submissions and will use its reasonable best efforts to cooperate in responding to any inquiry from a Governmental Authority, including immediately informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings (other than the HSR Notification and Report Form) or substantive communications between either party and any Governmental Authority with respect to this Agreement; provided that such materials may be redacted to remove references concerning the valuation of the Company and as necessary to address reasonable attorney-client or other privilege concerns. Each party will give the other party the opportunity to attend any meetings, or to participate in any substantive communications with, a Government Authority to the extent permitted by such Government Authority. Notwithstanding the foregoing, obtaining any third-party consents pursuant to this paragraph (c) shall not be considered a condition to the obligations of Parent and Acquisition Sub to consummate the Merger.

Section 6.3    Access to Information; Confidentiality.

(a)    From the date hereof to the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, to the extent permitted by applicable Legal Requirements and notwithstanding anything to the contrary in the Confidentiality Agreement, upon reasonable notice, the Company will provide to Parent and its officers, directors, employees, accountants, consultants, legal counsel, financial advisors, Debt Financing Sources, agents and other representatives (collectively, “Representatives”), subject to the other restrictions in this Section 6.3, reasonable access during normal business hours to the Company’s employees, properties, books, contracts and records, Tax Returns and other information as Parent may reasonably request regarding the business, assets, liabilities, employees, Taxes and other aspects of the Company (but not including access to perform physical or environmental examinations or to take samples of the soil, ground water, air or products without the prior written consent of the Company); provided, however, that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (i) in the reasonable good faith judgment of the Company, any contract or applicable Legal Requirement requires the Company to restrict or otherwise prohibit access to such documents or information, (ii) access to such documents or information would give rise to a risk of waiving any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information, or (iii) in the reasonable good faith judgment of the Company, such access would violate any obligations of the Company or any of its subsidiaries with respect to confidentiality obligations to any third party. In the event that the Company does not provide access or information in reliance on the preceding sentence, it shall use its commercially reasonable efforts to communicate the applicable information to Parent in a way that would not violate the foregoing restrictions, including by (A) using its commercially reasonable efforts to obtain the required consent of any third party necessary (in the Company’s good faith judgment) to provide such disclosure or (B) providing such information in redacted form as is necessary to preserve such a privilege or comply with such Legal Requirement, or otherwise make appropriate substitute disclosure arrangements, to the extent possible, that are reasonably acceptable to Parent and the Company. Any investigation conducted pursuant to the access contemplated by this Section 6.3 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its subsidiaries or create a risk of damage or destruction of any property or assets of the Company or any of its subsidiaries.

(b)    The information provided pursuant to this Section 6.3 shall be used solely for the purpose of the Merger and the transactions contemplated hereby. The parties shall comply with, and shall cause their respective Representatives to comply with, all of their or their Affiliates’ respective obligations under the Confidentiality Agreement, subject to Section 6.3(a). Notwithstanding anything in the Confidentiality Agreement to the contrary, the parties agree that (i) a Partial Company Transaction that is entered into in accordance with Section 6.5(e) shall not be deemed an Alternative Transaction (as defined in the Confidentiality Agreement), (ii) the standstill provisions in Section 12 of Confidentiality Agreement applicable to Parent, Acquisition Sub and their respective Affiliates shall not terminate upon the Company’s entry into an agreement providing for a Partial Company Transaction in accordance with Section 6.5(e) and (iii) in the event that the Company enters into a Partial Company Transaction in accordance with Section 6.5(e), the standstill provisions set forth in Section 12 of the Confidentiality Agreement shall remain in effect until the later to occur of (A) the expiration of the period set forth in Section 12 of the Confidentiality Agreement in accordance with the terms thereof and (B) the date that is six (6) months following the consummation of such Partial Company Transaction; provided that in no event shall such provisions terminate any later than June 30, 2017. The provisions in the foregoing sentence shall automatically cease to apply with respect to any Partial Company Transaction (or any agreement with respect thereto) that, following the Company’s entry into such agreement in accordance with Section 6.5(e), is amended or modified in a manner that has the effect of materially reducing the purchase price payable with respect thereto.

Section 6.4    Stockholder Meeting; Proxy Statement.

(a)    As promptly as practicable following the date hereof (and in any event, but subject to Parent’s timely performance of its obligations under Section 6.4(b), within fifteen (15) Business Days of the date hereof or such later date as to which Parent consents in writing (such consent not to be unreasonably withheld, conditioned or delayed)), the Company shall prepare and shall cause to be filed with the SEC in preliminary form a proxy statement on Schedule 14A relating to the Stockholders’ Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”). Except as expressly contemplated by Section 6.5(e), the Proxy Statement shall include the Company Recommendation, the Fairness Opinion and any materials required to be provided to the stockholders of the Company pursuant to the FBCA. The Company will cause the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by Parent or Acquisition Sub for inclusion or incorporation by reference in the Proxy Statement. The Company shall cause the Proxy Statement to comply in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder and to satisfy all rules of NASDAQ. The Company shall promptly notify Parent’s counsel upon the receipt of any comments, whether written or oral, from the SEC or the staff of the SEC, or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement, and shall promptly provide Parent’s counsel with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Proxy Statement, and the Company shall consult with Parent and its counsel prior to submitting to the SEC or the staff of the SEC any response to any such comments. Prior to the filing of the Proxy Statement or the dissemination thereof to the holders of Common Stock, or submitting to the SEC or the staff of the SEC any response to any comments of the SEC or the staff of the SEC with respect thereto, the Company shall provide Parent and its counsel a reasonable opportunity to review and comment on such documents and responses, and the Company will consider, in good faith, incorporating any such comments of Parent and/or its counsel prior to such filing, dissemination or submission.

(b)    Parent shall provide to the Company in writing all information concerning Parent and Acquisition Sub as is customarily included in a Proxy Statement prepared in connection with transactions of the type contemplated by this Agreement and as may be reasonably requested by the Company in connection with the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and resolution of comments of the SEC or its staff related thereto. Parent will cause the information relating to Parent or Acquisition Sub supplied by it for inclusion in the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Parent or Acquisition Sub with respect to information supplied by the Company or any of its subsidiaries or Affiliates for inclusion or incorporation by reference in the Proxy Statement. Parent will furnish to the Company in writing the information relating to it and Acquisition Sub required by the Exchange Act to be set forth in the Proxy Statement promptly following written request therefor from the Company.

(c)    As promptly as practicable after the Proxy Statement Clearance Date, the Company shall, in accordance with applicable Legal Requirements (including the FBCA), its constituent documents (including the Company Articles of Incorporation and the By-laws) and the rules of NASDAQ (i) establish a record date for and give notice of a meeting of the stockholders of the Company, for the purpose of voting upon the approval of this Agreement (the “Stockholders’ Meeting”), and (ii) mail to the holders of Common Stock as of the record date established for the Stockholders’ Meeting a Proxy Statement (the date the Company elects to take such action or is required to take such action, the “Proxy Date”). The Company shall duly call, convene and hold the Stockholders’ Meeting as promptly as reasonably practicable after the Proxy Date; provided, however, that in no event shall such meeting be held later than forty-five (45) days following the date the Proxy Statement is mailed to the stockholders of the Company other than in the case in which the Company is required to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the SEC or its staff or a court of competent jurisdiction has instructed the Company is necessary under applicable Legal Requirements or Order and for such supplemental or amended disclosure to be disseminated and reviewed by the holders of Common Stock prior to the Stockholders’ Meeting. Notwithstanding anything to the contrary contained in this Agreement, the Company may, with or without the consent of Parent, adjourn or postpone the Stockholders’ Meeting only if (A) the Company has determined in good faith after consultation with its outside counsel that the failure of the Company to adjourn or postpone the Stockholders’ Meeting would reasonably be expected to be a violation of applicable Legal Requirement, (B) as of the time for which the Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Stockholders’ Meeting or insufficient proxies returned to obtain the Company Stockholder Approval, and Parent requests such an adjournment or postponement, or (C) after consultation with Parent, to the extent reasonably necessary to allow reasonable additional time for the filing and/or mailing of any supplement or amendment to the Proxy Statement that the Company has determined in good faith after consultation with its outside counsel is required under applicable Legal Requirement and for such supplement or amendment to the Proxy Statement to be disseminated to and reviewed by the stockholders of the Company in advance of the Stockholders’ Meeting; provided, however, that, without the prior written consent of Parent, the Company may only adjourn or postpone the Stockholders’ meeting under this Section 6.4(c) for an aggregate period of no more than thirty (30) days after the day on which the Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement); provided, further, that the Company shall not be permitted in any circumstance to adjourn or postpone the Stockholders’ Meeting to a date that is on or after the date that is five (5) Business Days prior to the Outside Date. Once the Company has established a record date for the Stockholders’ Meeting, the Company shall not change such record date or establish a different record date for the Stockholders’ Meeting without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), unless required to do so by applicable Legal Requirements or the Company’s constituent documents (including the Company Articles of Incorporation and the By-laws). The Company shall ensure that all proxies solicited in connection with the Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements (including all applicable rules of NASDAQ and the FBCA) and, unless the Company Board shall have made a Change of Recommendation in accordance with Section 6.5(e), the Company shall use its reasonable best efforts to solicit proxies from the holders of Common Stock for the adoption and approval of this Agreement. Notwithstanding any Change of Recommendation, unless this Agreement shall have been terminated in accordance with its terms, the Company shall submit this Agreement to the holders of Common Stock as promptly as reasonably practicable for the purpose of obtaining the Company Stockholder Approval at the Stockholders’ Meeting. The Company shall, upon the reasonable request of Parent, advise Parent in writing at least on a daily basis on each of the last ten (10) Business Days prior to the date of the Stockholders’ Meeting as to the aggregate tally of proxies received by the Company with respect to the Company Stockholder Approval.

(d)    If at any time prior to the Effective Time any event or circumstance relating to the Company or any of its subsidiaries or its or their respective officers or directors is known by the Company which, pursuant to the Securities Act or Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, the Company shall promptly inform Parent. Each of Parent, Acquisition Sub and the Company agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading.

Section 6.5    Solicitation; Change of Recommendation.

(a)    The Company agrees that it shall, and shall cause its subsidiaries and its and their Representatives to, and shall direct its and their Affiliates to, immediately cease any discussions or negotiations with any persons that may be ongoing with respect to a Competing Proposal and, until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, not, directly or indirectly: (i) solicit, initiate, knowingly facilitate or encourage any Competing Proposal; (ii) participate in any negotiations regarding, or furnish to any person any information with respect to, any Competing Proposal; (iii) engage in discussions with any person with respect to any Competing Proposal; (iv) approve or recommend any Competing Proposal; (v) enter into any letter of intent or similar document or any agreement or commitment providing for any Competing Proposal; (vi) take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar Takeover Statute, or any restrictive provision of any applicable anti-takeover provision in the Company Articles of Incorporation or By-laws of the Company, inapplicable to any person other than Parent and its Affiliates or to any transactions constituting or contemplated by a Competing Proposal; or (vii) adopt resolutions to do any of the foregoing or agree to do any of the foregoing. The Company shall take such action as is necessary to enforce, and not, without Parent’s prior written consent, terminate, amend, modify or waive any standstill or similar provision in any confidentiality or other agreement with such person; provided that the Company hereby waives all standstill provisions in Section 12 of the Confidentiality Agreement applicable to Parent, Acquisition Sub and their respective Affiliates; provided, further, that if the Company Board determines in good faith, after consultation with its outside counsel, that taking such action to enforce or the failure to take such other action described above in this sentence would be inconsistent with the directors’ fiduciary duties under applicable Legal Requirements, the Company may, upon delivery of advance written notice to Parent, waive any such standstill or similar provisions solely to the extent necessary to permit a third-party to make, on a confidential basis to the Company Board, a Competing Proposal, conditioned upon such third-party agreeing that the Company shall not be prohibited from providing any information to Parent (including regarding any such Competing Proposal) in accordance with, and otherwise complying with, this Section 6.5.

(b)    Notwithstanding the limitations set forth in Section 6.5(a), if, at any time after the date hereof and prior to the Company’s receipt of the Company Stockholder Approval, (i) the Company or any of its subsidiaries or any of their respective Representatives receives an unsolicited written Competing Proposal that did not result from any breach of this Section 6.5 and (ii) the Company Board determines in good faith after consultation with the Company’s outside counsel and financial advisors that such Competing Proposal constitutes or would reasonably be expected to result, after the taking of any of the actions referred to in either clause (x) or (y) below, in a Superior Proposal, the Company may take the following actions: (x) furnish information to the third-party making such Competing Proposal (provided that the Company makes such information available to Parent substantially simultaneously to the extent such information was not previously made available to Parent) and (y) engage in discussions or negotiations with the third-party with respect to the Competing Proposal, in each case of (x) and (y), if, and only if, prior to so furnishing such information, the Company receives from the third-party an executed confidentiality agreement on terms no less favorable in the aggregate to the Company than the Confidentiality Agreement as of the date it was executed (an “Acceptable Confidentiality Agreement”); provided, however, that promptly (but in no event more than thirty-six (36) hours) following the Company taking such actions as described in clauses (x) and (y) above, the Company shall provide notice to Parent (orally and in writing) of such determination of the Company Board as provided for in clauses (i) or (ii) above. From and after the execution of this Agreement, the Company shall notify Parent (orally and in writing) promptly (but in any event within thirty-six (36) hours) of the receipt by it, any of its subsidiaries or any of their respective Representatives of any Competing Proposal and (A) if it is in writing, deliver to Parent a copy of such Competing Proposal and any related draft agreements and other written material setting forth the terms and conditions of such Competing Proposal or (B) if it is oral, provide to Parent a reasonably detailed summary of the material terms and conditions thereof including of the identity of the person (and the identity of such person’s beneficial owners) making such Competing Proposal. The Company shall keep Parent reasonably informed on a prompt and timely basis of the status and material details (including any change to the price) of any such Competing Proposal and with respect to any material change to the terms of any such Competing Proposal within thirty-six (36) hours of such material change.

(c)    Except as otherwise provided in Section 6.5(d) or Section 6.5(e), neither the Company Board nor any committee thereof may (i) withdraw or withhold, rescind, amend, modify or qualify in any manner adverse to Parent the Company Recommendation or make any public announcement inconsistent with the Company Recommendation, or publicly propose to do any of the foregoing, (ii) fail to include the Company Recommendation in the Proxy Statement or any amendment thereof, (iii) approve, adopt, endorse, declare the advisability of or recommend any Competing Proposal or any inquiry or proposal that would reasonably be expected to lead to a Competing Proposal, (iv) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer (other than a recommendation against such offer or a customary “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, subject to Section 6.5(d)), (v) following the date any Competing Proposal or any material modification thereto is first made public, sent or given to the stockholders of the Company, fail to issue a press release that expressly reaffirms the Company Recommendation within five (5) Business Days following Parent’s written request to do so (any action described in clause (i), (ii), (iii), (iv) or (v) whether taken by the Company, the Company Board or any committee thereof, being referred to as a “Change of Recommendation”), (vi) cause, authorize or permit the Company or any of its subsidiaries to execute or enter into any letter of intent, memorandum of understanding, agreement-in-principle, merger agreement, acquisition agreement or other similar agreement related to or providing for any Competing Proposal (other than an Acceptable Confidentiality Agreement) or requiring the Company to abandon, terminate, delay or fail to consummate the transactions contemplated by, or otherwise breach, this Agreement or (vii) publicly propose or announce an intention to take any of the foregoing actions.

(d)    Nothing in this Section 6.5 shall be deemed to prohibit the Company or its subsidiaries from complying with Rule 14e-2, Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (including making any “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) thereunder) or to prohibit the Company from making any disclosure if the Company Board determines in good faith (after consultation with its outside counsel) that failure to do so would be inconsistent with its fiduciary obligations under applicable Legal Requirements, nor shall any such action be deemed to constitute a breach of the Company’s obligations under this Agreement; provided, however, that nothing in this Section 6.5(d) shall permit the Company to effect a Change of Recommendation (including in compliance with Rule 14e-2, Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or other applicable Legal Requirements) without complying with Section 6.5(e) and, for the avoidance of doubt, any such disclosure that does not reaffirm the Company Recommendation (other than a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall constitute a Change of Recommendation.

(e)    Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time after the date hereof and prior to the Company’s receipt of the Company Stockholder Approval, the Company Board may: (i) make a Change of Recommendation in response to (A) the Company receiving an unsolicited, written Competing Proposal that did not result from any breach of this Section 6.5 that the Company Board has concluded in good faith after consultation with the Company’s outside counsel and financial advisors constitutes a Superior Proposal, or (B) an Intervening Event, in each case, if the Company Board has concluded in good faith after consultation with the Company’s outside counsel and financial advisors that the failure of the Company Board to make such Change of Recommendation would be inconsistent with the directors’ fiduciary duties under applicable Legal Requirements); or (ii) cause the Company to terminate this Agreement in accordance with Section 8.1(i), pay, simultaneously with and as a condition precedent to such termination (provided Parent provides wiring instructions for such payment), the Company Termination Fee and enter into a binding written agreement (a “Superior Proposal Agreement”) with respect to an unsolicited, written Competing Proposal received not resulting from any breach of this Section 6.5 that the Company Board has concluded in good faith after consultation with the Company’s outside counsel and financial advisors constitutes a Superior Proposal; provided, however, that prior to taking the action set forth in clause (i) or (ii) above, as applicable, (x) the Company (A) shall have complied with this Section 6.5 in all material respects and (B) first provided prior written notice to Parent in advance of its intention to take such action (a “Company Board Notice”) which notice shall specify (1) in the case of such an action taken in connection with a Superior Proposal, the terms and conditions of any such Superior Proposal (including the final draft of the Superior Proposal Agreement, if applicable) and the identity of the person (and the identity of such person’s beneficial owners) making such Competing Proposal or (2) in the case of such an action taken in connection with an Intervening Event, all available information with respect to such Intervening Event, and (y) for a period of five (5) Business Days following Parent’s receipt of the Company Board Notice, Parent shall be entitled to deliver to the Company one or more proposals for amendments to this Agreement and the Company shall negotiate with Parent in good faith with respect thereto, and, after such five (5) Business Day period, the Company Board determines in good faith, after consultation with the Company’s outside counsel and financial advisors, taking into account all amendments or revisions to this Agreement proposed by Parent, that the Competing Proposal remains a Superior Proposal, or, in the case of a Company Board Notice that is related to an Intervening Event, that the failure to make such Change of Recommendation continues to be inconsistent with the Company Board’s fiduciary duties under applicable Legal Requirements. Any subsequent modification to the material terms and conditions of such Competing Proposal (including any revision to price), or any change to the material facts and circumstances relating to such Intervening Event, as applicable, shall require the Company to deliver to Parent a new Company Board Notice and again comply with the requirements of this Section 6.5(e) with respect to such revised Competing Proposal or Intervening Event, except that the period referred to in clause (y) above shall be deemed to be the longer of (I) three (3) Business Days and (II) the period remaining under the notice period under clause (y) above immediately prior to the delivery of such additional notice pursuant to this sentence. For the avoidance of doubt, the Company may simultaneously give notice of its intention both to make a Change of Recommendation and to terminate this Agreement to enter into a Superior Proposal Agreement and the notice and negotiation periods set forth in this Section 6.5(e) for such actions may pass simultaneously.

(f)    As used in this Agreement, “Competing Proposal” shall mean any inquiry, bona fide proposal for (other than a proposal or offer by Parent or any of its subsidiaries), or expression by any person or “group” (as defined for purposes of Section 13(d) of the Exchange Act) for: (i) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which (x) a person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of persons directly or indirectly acquires, or if consummated in accordance with its terms would acquire, beneficial or record ownership of securities representing more than 20% of the outstanding shares of any class of voting securities of the Company or more than 20% of the aggregate voting power of the Company; or (y) the Company issues securities representing more than 20% of the issued and outstanding shares of any class of voting securities of the Company or more than 20% of the aggregate voting power of the Company; or (ii) any direct or indirect sale, lease, exchange, transfer, acquisition or disposition of any assets or business of the Company and of the subsidiaries of the Company (whether in a single transaction or a series of related transactions) (A) that constitutes or accounts for more than 20% of the consolidated net revenues of the Company, or (B) for a price that is more than 20% of the enterprise value of the Company giving effect to the amount of the Merger Consideration; or (iii) any liquidation or dissolution of the Company.

(g)    As used in this Agreement, “Superior Proposal” shall mean a bona fide unsolicited written Competing Proposal (with all percentages in the definition of Competing Proposal increased to 70%) on terms that the Company Board determines in good faith, after consultation with the Company’s outside counsel and financial advisors, would be more favorable to the stockholders of the Company than the transactions contemplated by this Agreement, taking into account all factors the Company Board acting in good faith considers to be appropriate, including (i) any proposal by Parent in writing to amend or modify the terms hereof, (ii) the identity of the person (and the identity of such person’s beneficial owners) making such Competing Proposal, and (iii) the consideration, terms, conditions, timing, likelihood of consummation, financing terms and legal, financial, and regulatory aspects of such Competing Proposal.

(h)    In the event that (i) this Agreement is amended to provide for a Partial Company Transaction with Parent or any of its subsidiaries, including in connection with an exercise of Parent’s right to propose amendments to this Agreement in accordance with Section 6.5(e) (a “Partial Company Parent Transaction”), or (ii) this Agreement is terminated and Parent or any of its subsidiaries, on the one hand, and the Company or any of its subsidiaries, on the other hand, enter into an agreement that provides for a Partial Company Parent Transaction, in either case at any time following delivery of a Company Board Notice in connection with a Competing Proposal related to a Partial Company Transaction, then, notwithstanding Section 12 of the Confidentiality Agreement, so long as this Agreement is not terminated pursuant to Section 8.1(i) (Superior Proposal), Parent and any of its subsidiaries shall have the right, but not the obligation, to, and the Company shall take such actions as are reasonably necessary or appropriate to allow Parent and any of its subsidiaries to (including by terminating or waiving any standstill or similar provision in any confidentiality or other agreement), (x) commence, conduct and consummate a tender offer to acquire Common Stock or (y) otherwise offer to, agree to and consummate a transaction to acquire the Company, in each case on terms determined by Parent provided that (A) the per share price shall be no less than (I) the Merger Consideration minus (II) the amount of any dividends or other distributions declared or paid with respect to the Common Stock from and after the date hereof, if any, (B) the consummation of such tender offer or other transaction shall be conditioned on the consummation of the Partial Company Parent Transaction, and (C) Parent and the Company shall use their commercially reasonable efforts to ensure that such tender offer or other transaction does not materially delay or impede the consummation of the Partial Company Parent Transaction. Notwithstanding anything contained in this Section 6.5(h), Parent acknowledges that the Company Board may make any recommendation (or take any similar position) with respect to any such proposed tender offer or other transaction as the Company Board determines in its sole discretion. For the avoidance of doubt, this Section 6.5(h) does not modify or limit in any way the rights of Parent and obligations of the Company set forth in Section 6.5(e), with respect to a proposed Partial Company Transaction or otherwise, including with respect to Parent’s right to propose amendments to this Agreement in connection with a Competing Proposal and the notice requirements and related time periods set forth therein.

Section 6.6    Directors’ and Officers’ Indemnification and Insurance.

(a)    Parent and Acquisition Sub agree that all rights to exculpation and indemnification and advancement for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), now existing in favor of any Indemnitee as provided in the articles or certificates of incorporation or By-laws (or comparable organization documents) of the Company or any of its subsidiaries or Affiliates or in any agreement shall survive the Merger and shall continue in full force and effect with respect to such Indemnitee. Parent and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) (i) indemnify, defend and hold harmless, and advance expenses to, Indemnitees with respect to all acts or omissions by them, in their capacities as such at any time prior to the Effective Time, to the fullest extent permitted by Legal Requirements and (ii) not amend, repeal or otherwise modify any provisions of the Company Articles of Incorporation or By-laws (or equivalent organizational documents) of the Company or any of its subsidiaries as in effect on the date of this Agreement and any indemnification agreement of the Company or its subsidiaries or other applicable contract that has been made available to Parent as in effect on the date of this Agreement in any manner that would adversely affect the rights thereunder of any Indemnitees.

(b)    Without limiting the provisions of Section 6.6(a), during the period commencing as of the Effective Time and ending on the sixth anniversary of the Effective Time, Parent, the Surviving Corporation and its subsidiaries will: (i) indemnify, defend and hold harmless each Indemnitee against and from any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (A) any action or omission or alleged action or omission in such Indemnitee’s capacity as a director, officer or employee of the Company or any of its subsidiaries or Affiliates; or (B) the Merger, this Agreement and any transactions contemplated hereby; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including reasonable attorneys’ fees) of any Indemnitee upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified. Notwithstanding anything to the contrary contained in this Section 6.6(b) or elsewhere in this Agreement, neither Parent nor the Surviving Corporation shall (and Parent shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation for which indemnification may be sought under this Section 6.6(b) unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnitees from all liability arising out of such claim, action, suit, proceeding or investigation.

(c)    Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, the “D&O Insurance”), for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies; provided that the premium for such “tail” insurance shall not exceed 300% of the annual premium currently paid by the Company (in which case Parent shall cause the Surviving Corporation to obtain as much comparable insurance as available for 300% of the annual premium currently paid by the Company). If the Company or the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, (i) the Surviving Corporation shall continue to maintain in effect, for a period of at least six (6) years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof, or (ii) Parent will provide, or cause the Surviving Corporation to provide, for a period of not less than six (6) years after the Effective Time, the Indemnitees who are insured under the Company’s D&O Insurance with comparable D&O Insurance that provides coverage for events occurring at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier, that is no less favorable than the existing policy of the Company or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the annual premium currently paid by the Company for such insurance; provided further, that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring at or prior to the Effective Time, for a cost not exceeding such amount.

(d)    The Indemnitees to whom this Section 6.6 applies shall be third-party beneficiaries of this Section 6.6. The provisions of this Section 6.6 are intended to be for the benefit of each Indemnitee and his or her successors, heirs or representatives. Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnitee in enforcing the indemnity and other obligations provided in this Section 6.6.

(e)    The rights of each Indemnitee under this Section 6.6 shall be in addition to any rights such person may have under the certificate of incorporation or by-laws of the Company, the Surviving Corporation or any of its subsidiaries, or under any applicable Legal Requirements or insurance policy or under any agreement of any Indemnitee with the Company or any of its subsidiaries.

(f)    Notwithstanding anything contained in Section 9.1 or Section 9.6 hereof to the contrary, this Section 6.6 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent, the Surviving Corporation and its subsidiaries, and shall be enforceable by the Indemnitees and their successors, heirs or representatives. In the event that Parent or the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as applicable, shall succeed to the obligations set forth in this Section 6.6.

Section 6.7    Notification of Certain Matters. The Company shall promptly (and in any event within two (2) Business Days) notify Parent, and Parent shall promptly (and in any event within two (2) Business Days) notify the Company, of (a) any notice or other communication received by such party from any Governmental Authority in connection with this Agreement, the Merger or the transactions contemplated hereby, or from any person alleging that the consent of such person is or may be required in connection with the Merger or the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (b) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to this Agreement, the Merger or the transactions contemplated hereby and (c) the discovery by such party of any fact, circumstance or event, the occurrence or non-occurrence of which could reasonably be expected, individually or taken together with all other existing facts, events and circumstances known to such party, to cause or result in any of the conditions of the obligations of such party to consummate the Merger not to be satisfied or the satisfaction of which to be materially delayed. The delivery of any notice pursuant to this Section 6.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the representations or warranties or covenants of the parties or the conditions to the obligations of the parties hereunder.

Section 6.8    Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement without the prior written consent of the other (which consent shall not be unreasonably withheld or delayed), except as may be required by Legal Requirements, court process or any listing agreement with or rules of the NYSE, NASDAQ or other stock exchange on which securities of Ultimate Parent or the Company is listed; provided that Parent and the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as such statement is substantially similar to previous press releases, public disclosures or public statements made jointly by Parent and the Company (or individually, if approved by the other party); and provided, further, that Parent and Acquisition Sub may make public statements regarding any Competing Proposal that has been made public or in response to public statements of any person (other than research analysts and proxy advisory firms) recommending or encouraging stockholders of the Company not to adopt and approve this Agreement, the Merger and the transactions contemplated hereby, after consulting with the Company and considering in good faith any comments provided by the Company with respect to such public statements to the extent permitted by Legal Requirements, court process or any listing agreement with or rules of the NYSE, NASDAQ or other stock exchange on which securities of Ultimate Parent or the Company is listed. Notwithstanding the foregoing, but subject to Section 6.5, the restrictions set forth in this Section 6.8 shall not apply to any public statement made or proposed to be made by the Company or Parent in connection with or following a Change of Recommendation.

Section 6.9    Employee Matters.

(a)    For the period commencing on the Closing Date until the second anniversary thereof (or, if earlier, the date of termination of the applicable Company Employee (as defined below)), Parent shall provide or shall cause one of its subsidiaries, including the Surviving Corporation or any of its subsidiaries, to provide to each employee of the Company and any of its subsidiaries who continues his or her employment with Parent or any of its subsidiaries, including the Surviving Corporation and any of its subsidiaries (collectively, “Company Employees”), following the Closing Date, with: (i) base salary that is not less than the base salary as in effect immediately prior to the Effective Time, (ii) target annual and long-term incentive compensation opportunities that are not less favorable than that in effect immediately prior to the Effective Time (provided that cash compensation may be substituted for equity compensation for purposes of long-term incentive compensation), and (iii) employee benefits (excluding, for this purpose, any defined benefit or supplemental pension plan (whether or not tax-qualified), and post-termination health, life or other welfare benefits, in each case, except as required by a Company Benefit Plan or by applicable Legal Requirements) that are, in the aggregate, not less favorable than the employee benefits provided to such Company Employee as of the Effective Time; provided that a change in employee benefits shall not be deemed to violate this clause (iii) if such change results from a change in the applicable program for all similarly-situated employees of Parent and its subsidiaries in the applicable jurisdiction so long as (A) Parent and its subsidiaries continue to offer benefits to employees (including Company Employees) that include medical, dental, vision, disability and life insurance, and a matching program comparable to the Company’s 401(k) Plan or, as applicable, a Company subsidiary’s existing defined contribution plan, and (B) the aggregate employee benefits provided to the employee are not less favorable than the aggregate employee benefits provided to similarly-situated employees of Parent and its subsidiaries in the applicable jurisdiction. Without limiting the generality of the foregoing, the Surviving Corporation shall (x) honor or cause to be honored the Elizabeth Arden, Inc. Severance Policy in accordance with its terms (in effect on the date hereof, and as it may be amended in accordance with the terms of this Agreement and the Company Disclosure Letter) and (y) with respect to any Company Employee who does not participate in the Elizabeth Arden, Inc. Severance Policy and whose employment with the Surviving Corporation and its Affiliates terminates prior to the second anniversary of the Closing Date, honor or cause to be honored any severance policy or program applicable to such Company Employee as of the date of this Agreement (as set forth in the plans or descriptions of plans in Section 4.15(a) of the Company Disclosure Letter, including the Elizabeth Arden, Inc. Non-Executive Severance Policy, in each case as in effect on the date of this Agreement, and as it may be amended in accordance with the terms of this Agreement and the Company Disclosure Letter), including by taking into account service and compensation following the Effective Time. Parent shall honor or cause the Surviving Corporation to honor any fiscal year 2017 bonus program and any long-term incentive awards, in each case implemented or granted by the Company in accordance with the terms of this Agreement and the Company Disclosure Letter.

(b)    For purposes of eligibility and vesting under the Company Benefit Plans and the Employee Benefit Plans of Parent, the Surviving Corporation and the Surviving Corporation’s subsidiaries providing benefits to any Company Employees after the Closing (the “New Plans”), and for purposes of accrual of vacation and other paid time off and severance benefits under New Plans, each Company Employee shall be credited with his or her years of service with the Company or its subsidiaries, as the case may be, before the Closing, to the same extent as such Company Employee was entitled, before the Closing, to credit for such service under any similar Company Benefit Plan; provided that the foregoing service credit shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Company Benefit Plan in which such Company Employee participated immediately before the replacement; and (ii) for purposes of each such New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall use commercially reasonable efforts to cause all pre-existing condition exclusions, evidence of insurability requirements and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, and Parent shall use commercially reasonable efforts to cause any eligible expenses incurred by such Company Employee and his or her covered dependents under the applicable Company Benefit Plan during the portion of the plan year of such New Plan ending on the date such Company Employee’s participation in such New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c)    Following the date of this Agreement, no new offering periods shall be commenced for purposes of the Company’s 2011 Employee Stock Purchase Plan.

(d)    Parent and the Company shall each provide, and shall cause each of their respective subsidiaries to provide, and shall use their respective reasonable best efforts to cause each of their respective representatives, including legal, human resources and regulatory, to provide, all cooperation reasonably requested by any other party hereto in connection with satisfying legal obligations, including all notifications and consultations and other processes necessary to effectuate the transactions contemplated hereby, which shall include any required notifications and consultations and other processes with respect to any works council, economic committee, union or similar body. Prior to the Effective Time, except as necessary to comply with any applicable Legal Requirement, neither the Company nor any of its Affiliates will, without the prior written consent of Parent, enter or offer to enter into any agreement with any works council, economic committee, union or similar body which would have the effect of making any changes in the terms and conditions of employment or pension benefits of any of the Company Employees.

(e)    Parent and the Company (and their respective subsidiaries) shall reasonably cooperate and use good faith efforts in all matters reasonably necessary to effect the transactions contemplated by this Section 6.9.

(f)    Without limiting the generality of Section 9.8, the provisions of this Section 6.9 are solely for the benefit of the parties to this Agreement, and no Continuing Employee or any other employee or service provider of Parent, the Company, the Surviving Corporation, or any of their respective subsidiaries or Affiliates (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 6.9 shall create such rights in any such persons. Nothing herein shall (i) guarantee employment for any period of time or preclude the ability of Parent, the Company, the Surviving Corporation, or any of their respective subsidiaries or Affiliates to terminate the employment or service of any Continuing Employee or other employee or service provider at any time and for any reason or without reason; (ii) require Parent, the Company, the Surviving Corporation, or any of their respective subsidiaries or Affiliates to continue any Company Benefit Plans, or other compensation or benefit plans, programs, policies, agreements or arrangements, or prevent the amendment, modification or termination thereof; (iii) amend any Company Benefit Plans or other compensation or benefit plans, programs, policies, agreements or arrangements; or (iv) except as specifically provided in this Section 6.9, require Parent, the Surviving Corporation or any of their respective subsidiaries or Affiliates to provide any Company Employee with any particular level of compensation or benefits.

Section 6.10    Financing.

(a)    Each of Parent and Acquisition Sub shall, subject to the terms and conditions of this Agreement, use its commercially reasonable efforts to obtain the proceeds of the Debt Financing at Closing on the terms and conditions described in the Commitment Letter and Fee Letter, including using commercially reasonable efforts to (i) maintain in effect the Commitment Letter and Fee Letter, in each case as in effect on the date of this Agreement (subject to the last sentence of this Section 6.10(a)), in accordance with their terms, (ii) negotiate definitive agreements with respect to the Debt Financing (the “Definitive Agreements”) consistent with the terms and conditions contained therein (including, as necessary, the “flex” provisions contained in the Fee Letter) (or if available, on other terms that are acceptable to Parent and would not (x) adversely affect the ability of Parent and Acquisition Sub to consummate the transactions contemplated hereby, (y) reduce the aggregate amount of the Debt Financing below the amount required to consummate the Merger and the other transactions contemplated by this Agreement and to pay fees and expenses and (z) add any new (or adversely modify any existing) condition to the consummation of the Debt Financing as compared to those in the Commitment Letter and Fee Letter as in effect of the date of this Agreement in a manner that would reasonably be expected to prevent, impede or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement and (iii) satisfy (or, if deemed advisable by Parent, obtain the waiver of) on a timely basis all conditions in the Commitment Letter, Fee Letter and the Definitive Agreements and otherwise comply with all of its obligations thereunder. In the event that all conditions contained in the Commitment Letter have been satisfied or waived and Parent is required to consummate the Closing pursuant to Section 2.2, Parent shall use commercially reasonable efforts to cause each Lender to fund its respective committed portion of the Debt Financing required to consummate the transactions contemplated by this Agreement and to pay related fees and expenses on the Closing Date; provided, however that nothing contained in this Section 6.10 shall require either Parent or Acquisition Sub to bring any enforcement action or proceeding against any Debt Financing Source to enforce its respective rights under the commitment to procure Debt Financing pursuant to the applicable Commitment Letter and Fee Letter. Neither Parent nor Acquisition Sub shall, without the prior written consent of the Company, permit any amendment or modification to, or any waiver of any provision (including any remedy) under, or replace (it being understood that any Alternative Debt Financing shall not be deemed a replacement for purposes of this sentence), the Commitment Letter or Fee Letter if such amendment, modification, or waiver or replacement (w) adds new (or adversely modifies any existing) conditions to the consummation of the Debt Financing as compared to those in the Commitment Letter and Fee Letter as in effect on the date of this Agreement in a manner that would reasonably be expected to prevent, impede or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement, (x) adversely affects the ability of Parent or Acquisition Sub to enforce their rights against other parties to the Commitment Letter, Fee Letter or the Definitive Agreements as so amended, replaced, supplemented or otherwise modified, relative to the ability of Parent to enforce its rights against such other parties to the Commitment Letter and Fee Letter as in effect on the date hereof or in the Definitive Agreements, (y) reduces the aggregate amount of the Debt Financing below the amount required to consummate the Merger and the other transactions contemplated by this Agreement and to pay related fees and expenses, or (z) would otherwise reasonably be expected to prevent, impede or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement; provided that for the avoidance of doubt no consent from the Company shall be required for: (A) any amendment, replacement, supplement or modification of the Commitment Letter that is limited to adding lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Commitment Letter as of the date of this Agreement (including in replacement of a Lender), (B) implementation or exercise of any “flex” provisions provided in the Fee Letter as in effect as of the date hereof, or (C) any amendment, replacement, supplement or modification to the Commitment Letter or Definitive Agreements so long as such action would not be prohibited by the foregoing clauses (w)-(z).

(b)    In the event that any portion of the Debt Financing becomes unavailable, regardless of the reason therefor (other than a breach by the Company of this Agreement which prevents or renders impracticable the consummation of the Debt Financing) each of Parent and Acquisition Sub will (1) use its commercially reasonable efforts to obtain alternative debt financing from the same or other source (the “Alternative Debt Financing”) (in an amount sufficient, when taken together with available cash on hand, and any then-available Debt Financing pursuant to any then-existing Commitment Letter, to consummate the transactions contemplated by this Agreement) on terms not less favorable in the aggregate to Parent than those contained in the Commitment Letter and the Fee Letter that the alternative financing would replace (taking into account any flex provisions) and (2) promptly notify the Company of such unavailability and the reason therefor. Notwithstanding anything to the contrary, nothing in this Section 6.10 shall require Parent to pay any material fees in excess of those contemplated by the Fee Letter.

(c)    For purposes of the foregoing Sections 6.10(a) and (b), (i) the term “Commitment Letter” shall be deemed to include any commitment letter (or similar agreement) with respect to any alternative debt financing arranged in compliance herewith (and any Commitment Letters remaining in effect at the time in question), (ii) the term “Fee Letter” shall be deemed to include any fee letter (or similar agreement) with respect to any alternative debt financing arranged in compliance with this Section 6.10, and (iii) the term “Lenders” shall be deemed to include any lenders providing the alternative debt financing arranged in compliance herewith. Parent and Acquisition Sub shall provide the Company with prompt notice of any breach or default by any party to any Commitment Letters or the Definitive Agreements of which Parent or Acquisition Sub gains knowledge and termination or repudiation by any party to any Commitment Letters or the Definitive Agreements or any provision thereof; provided, however, that in no event will Parent or Acquisition Sub be under any obligation to disclose any information that is subject to attorney-client or similar privilege if Parent or Acquisition Sub shall have used its commercially reasonable efforts to disclose such information in a way that would not waive such privilege.

Section 6.11    Financing Cooperation.

(a)    At all times from and after the date hereof to and through the Closing Date, at the sole expense of Parent, the Company shall, and shall cause its subsidiaries to, and shall use commercially reasonable efforts to cause the respective officers, employees, consultants and advisors, including legal and accounting advisors, of the Company and its subsidiaries to, use their respective commercially reasonable efforts to provide to Parent such cooperation as may be reasonably requested by Parent in connection with obtaining the Debt Financing, including:

(i)    making senior management and advisors of the Company and its subsidiaries available to assist in preparation for and participate in a reasonable number of meetings, presentations, road shows, drafting sessions and due diligence sessions with the Debt Financing Sources and other proposed lenders, legal counsel, underwriters, initial purchasers, placement agents and potential investors, and in sessions with rating agencies, subject to customary confidentiality provisions;

(ii)    assisting Parent with Parent’s preparation of pro forma financial information and pro forma financial statements and materials for rating agency presentations, offering documents, private placement memoranda, registration statements, bank information memoranda, prospectuses, business projections and similar documents used in connection with the Debt Financing (the “Offering Materials”) and providing customary estimates and other forward-looking financial information regarding the future performance of the business of the Company and its subsidiaries to the extent reasonably requested by the Debt Financing Sources, and providing customary authorization and management representation letters in connection therewith; provided, that any such Offering Materials need not be issued by the Company or any of its subsidiaries prior to the Closing;

(iii)    using commercially reasonable efforts to cause its independent accountants to provide assistance and cooperation to Parent, including participating in a reasonable number of drafting sessions and accounting due diligence sessions providing consents to Parent to use their audit reports relating to the Company and providing drafts of any customary “comfort letters” prior to the commencement of any road show, which such accountants would be prepared to issue at the time of pricing and at closing of any offering or private placement of the Debt Financing (in the form of debt securities) pursuant to Rule 144A under the Securities Act;

(iv)    assisting in the preparation of and executing and delivering definitive financing documents, including interest hedging arrangements, pledge and security documents, and certificates and other documents and back-up for legal opinions, in each case as applicable and to the extent reasonably requested by Parent, and otherwise reasonably facilitating the pledging of collateral; provided, that no obligation of the Company or any of its Subsidiaries shall be effective prior to the Closing;

(v)    requesting and cooperating in obtaining customary lien terminations relating to any Indebtedness of the Company and its subsidiaries, to be effective no earlier than the Closing;

(vi)    providing reasonable access during business hours by Parent and any Debt Financing Sources, and their respective officers, employees, consultants and advisors (including legal, valuation, and accounting advisors) to the books and records, properties, officers, directors, agents and representatives of the Company and its subsidiaries, subject to customary confidentiality provisions;

(vii)    furnishing to Parent and the Debt Financing Sources all financial and other pertinent information regarding the Company and its subsidiaries as may be necessary in connection with any Debt Financing or otherwise reasonably requested by Parent promptly following such request to consummate the Debt Financing, including (A) all historical financial statements and historical financial data regarding the Company and its subsidiaries, in each case (1) prepared in accordance with GAAP and (2) that is required by Regulation S-X under the Securities Act and other accounting rules and regulations of the SEC) for inclusion in a registration statement to be filed with the SEC with respect to debt securities of Parent (as of and for the periods required thereby) (other than pursuant to Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X), or (B) such information regarding the Company and its subsidiaries (1) that is otherwise customarily included in private placement memoranda relating to offerings under Rule 144A of the Securities Act or bank information memoranda, as applicable, in each case of the type contemplated by the Debt Financing, and (2) as is otherwise necessary in order to receive customary “comfort” (including as to “negative assurance” comfort and change period) from the Company’s independent accountants in connection with offerings of debt securities (all such information described in this clause (vii) together with any replacements or restatements thereof and any supplements thereto if any such information would cease to be Compliant and, if necessary, consent of the Company’s auditors to make customary use of applicable information in connection with the Debt Financing, the “Required Financial Information”);

(viii)    taking all actions reasonably requested to (A) permit the prospective lenders involved in the Debt Financing to evaluate the Company’s and its subsidiaries’ assets, cash management and accounting systems, policies and procedures relating thereto, including inventory appraisals and field audits, for the purpose of establishing collateral arrangements and (B) establish bank and other accounts and blocked account contracts and lock box arrangements in connection with the foregoing, subject to customary confidentiality provisions and provided that no right of any Lender or obligation of the Company or any of its subsidiaries thereunder shall be effective until the Closing;

(ix)    providing at least three (3) Business Days prior to the Closing all documentation and other information about the Company and its subsidiaries required by applicable “know your customer” and anti-money laundering rules and regulations including the USA Patriot Act to the extent requested at least ten (10) Business Days prior to the anticipated Closing; and

(x)    subject to the occurrence of the Closing, taking all corporate actions necessary to permit consummation of the Debt Financing;

provided, in each case under this clause (a), that nothing herein shall require (1) such cooperation to the extent it would unreasonably interfere with the business or operations of the Company or its subsidiaries, or (2) the taking of any action that would conflict with or violate (x) the Company Articles of Incorporation or By-laws, in each case that are not contingent upon the Effective Time or (y) any applicable Legal Requirement. The Company hereby consents to the use of its and its subsidiaries’ logos as may be reasonably necessary in connection with the Debt Financing.

(b)    Notwithstanding anything in this Section 6.11 to the contrary, neither the Company nor any of its subsidiaries shall be required to (i) prior to the Closing bear any out-of-pocket cost or expense or pay any fee in connection with the Debt Financing (provided that if any such fees or expenses are incurred, Parent shall promptly reimburse such fees and expenses upon request), (ii) incur any liability (or cause their respective directors, officers or employees to incur any liability) under the Debt Financing prior to the Closing; (iii) deliver any legal opinions by its counsel or (iv) enter into any agreement or commitment that would be effective prior to the Closing (other than such customary management representation letters and authorization letters referred to in clause (a)(ii) above). Notwithstanding anything to the contrary, nothing in this Agreement shall prevent prior to the Closing Date (A) any escrow arrangements in connection with an offering of high yield debt securities as part of the Debt Financing or (B) the Debt Offer and Consent Solicitation in furtherance of the terms of Section 6.18. Parent shall indemnify and hold harmless the Company, its subsidiaries, and its and their respective officers, directors, employees, consultants, agents, advisors and representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Debt Financing and any information utilized in connection therewith (other than any information provided in writing by the Company or any of its subsidiaries specifically for use therein), in each case other than to the extent any of the foregoing arises from the bad faith, gross negligence or willful misconduct of the Company or any of its subsidiaries or their respective Affiliates, officers, directors or employees.

(c)    The Company shall deliver to Acquisition Sub on or prior to the Closing Date, payoff letters with respect to (i) the Third Amended and Restated Credit Agreement, dated as of January 21, 2011 (the “Credit Agreement”), by and among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (as amended, supplemented, or otherwise modified from time to time) and (ii) the Credit Agreement (Second Lien), dated as of June 12, 2012 (the “Second Lien Credit Agreement”), between the Company and JPMorgan Chase Bank, N.A. (as amended, supplemented, or otherwise modified from time to time), which payoff letters shall substantially provide (subject to customary exceptions) (x) that in each case, upon receipt of the payoff amount set forth in the applicable payoff letter, the respective Indebtedness incurred thereunder and related instruments shall be automatically terminated and (y) that all Liens (and guarantees), if any, in connection therewith relating to the assets and properties of the Company or any of its subsidiaries securing such Indebtedness, shall be, upon the payment of the amount set forth in the payoff letter (and, if applicable, providing for letters of credit or cash collateral) be automatically released and terminated).

(d)    The Company will use its commercially reasonable efforts to, and will cause its subsidiaries to use commercially reasonable efforts to, upon the reasonable request of Parent, update any information provided by the Company regarding the Company and its subsidiaries (to the extent it is available) included in any offering document to be used in connection with the Debt Financing to the extent that such information would, when taken as a whole in the absence of such an update, contain untrue statements of material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading. In addition, if, in connection with a marketing effort contemplated by the Commitment Letter, Parent reasonably requests the Company to file a Current Report on Form 8-K pursuant to the Exchange Act that contains material non-public information with respect to the Company, which Parent reasonably desires to include in a customary offering memorandum for the Debt Financing, then the Company shall discuss in good faith whether the Company shall file a Current Report on Form 8-K or similar document containing such material non-public information.

Section 6.12    Acquisition Sub. Parent will take all actions necessary to (a) cause Acquisition Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Closing, Acquisition Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement, or incur or guarantee any Indebtedness.

Section 6.13    No Control of the Company’s Business. Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ operations.

Section 6.14    Rule 16b-3. Prior to the Effective Time, the Company shall take all actions necessary or appropriate to ensure that the dispositions of equity securities of the Company (including derivative securities) pursuant to the transactions contemplated by this Agreement by any officer or director of the Company who is subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.15    Stockholder Litigation. Prior to the earlier of the Effective Time or the termination of this Agreement, the Company shall control the defense of any litigation brought by stockholders of the Company against the Company and/or its directors relating to the transactions contemplated by this Agreement, including the Merger; provided, however, that the Company (i) shall promptly provide Parent with copies of all proceedings and correspondence relating to such litigation, (ii) shall give Parent the opportunity to participate with the Company regarding the defense or settlement of any such litigation, (iii) shall give due consideration to Parent’s advice with respect to such litigation and (iv) shall not compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any litigation arising or resulting from the transactions contemplated by this Agreement (other than any settlement solely for monetary damages paid entirely from proceeds of insurance, except for any applicable deductible), or consent to the same without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 6.16    Stock Exchange De-listing. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Legal Requirements and rules and policies of the NASDAQ to cause the delisting of the Company and of the Common Stock from the NASDAQ as promptly as practicable after the Effective Time and the deregistration of the Common Stock under the Exchange Act as promptly as practicable after such delisting.

Section 6.17    State Takeover Laws. If any “control share acquisition,” “fair price,” “business combination” or other anti-takeover Legal Requirements becomes or is deemed to be applicable to this Agreement or any transaction contemplated by this Agreement, then Parent, the Company and their respective boards of directors or managers, as applicable, shall take all reasonable action necessary so that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate if possible, and otherwise to minimize, the effects of such statute or regulation on the Merger and the other transactions contemplated hereby.

Section 6.18    Treatment of Certain Indebtedness.

(a)    As soon as reasonably practicable after the receipt by the Company of any written request by Parent to do so, but in no event later than five (5) Business Days following receipt of such written request (provided that Parent has provided the documentation contemplated by Section 6.18(b)), the Company shall use its commercially reasonable efforts to take the following actions on such terms and conditions that are consistent with the requirements of the Notes Indenture and the Notes and otherwise reasonably specified, from time to time, by Parent: (i) make an offer to purchase with respect to all of the outstanding aggregate principal amount of the Notes

(the “Debt Offer”) and (ii) commence a related consent solicitation (the “Consent Solicitation”) to amend the Notes Indenture to remove the negative covenants and default provisions therefrom that are required to be removed to effect the Merger. On the Closing Date, the Company shall accept for purchase (with funds to be advanced or contributed by Parent) each Note validly tendered and not withdrawn pursuant to the Debt Offer, subject to the satisfaction or waiver of all conditions to the Debt Offer. Upon Parent’s written request, the Company shall withdraw and terminate, amend or extend, or cause to be withdrawn and terminated, amended or extended, any Debt Offer and Consent Solicitation. For the avoidance of doubt, it is understood and agreed that the price to be paid in connection with the Debt Offer, conditionality, ability to terminate, amend or extend the Debt Offer, and the form and substance of the amendments to the Notes and the Notes Indenture to take effect on the Closing Date, and the decision by Parent to terminate or extend the Debt Offer, shall be within Parent’s sole discretion. None of the Notes shall be required to be repurchased prior to the Closing Date. To the extent Parent does not deliver to the Company a written request pursuant to the first sentence of this Section 6.18(a) (and has not itself commenced the Debt Offer and the Consent Solicitation), or withdraws such request after it is given, or the Debt Offer will not be consummated because a condition thereto will not be satisfied or waived on or prior to the Closing, then at least three (3) Business Days prior to the Closing Date, the Company and Parent shall determine the amount (the “Indenture Discharge Amount”) that will be required to be irrevocably deposited in trust with the Indenture Trustee to effect the discharge of the Notes Indenture and the Notes pursuant to Section 11.01 of the Notes Indenture, assuming the mailing of the Notice of Redemption on the Closing Date (the “Optional Redemption”, and together with the transactions described in clauses (i) and (ii) above, the “Notes Refinancing”). Notwithstanding the foregoing, (x) the closing of any Notes Refinancing shall be conditioned on the occurrence of the Closing and funded (including all reasonable and documented out-of-pocket expenses related thereto) by amounts provided, advanced or contribution by Parent or Acquisition Sub, and (y) the Company and its subsidiaries shall not be required to take any action in violation of Legal Requirements or the Notes Indenture or the Notes in connection with the Notes Refinancing. The Company shall, and shall cause its Representatives and advisors to, use their respective commercially reasonable efforts to provide all cooperation reasonably requested by Parent in connection with the Notes Refinancing, including entering into, upon the closing of the Consent Solicitation (or on such earlier date as may be provided in the Debt Offer and Consent Solicitation materials) and receipt of the requisite consents of noteholders, one or more supplemental indentures (to be effective upon the execution thereof, with the operative provisions thereof to take effect from and after the date of the initial acceptance by the Company of Notes for purchase in the Debt Offer) reflecting the amendments to the Notes Indenture approved in such Consent Solicitation, and using its commercially reasonable efforts to cause the Indenture Trustee, as trustee under the Notes Indenture, to promptly enter into such supplemental indenture or supplemental indentures. Such cooperation shall be subject to the same limitations, restrictions and conditions set forth in Section 6.11 with respect to the Debt Financing cooperation.

(b)    Parent shall prepare all necessary and appropriate documentation (including, if applicable, all mailings to the holders of the Notes) in connection with the Notes Refinancing, in form and substance reasonably satisfactory to the Company and

Parent. Parent and the Company shall reasonably cooperate with each other in the preparation of the Debt Offer Documents and such other related documentation, which shall be subject to the prior review of, and comment by, the Company. If at any time prior to the completion of the Notes Refinancing any information should be discovered by the Company or Parent that should be set forth in an amendment or supplement to Debt Offer Documents and such other related documentation, so that such documentation shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement prepared by Parent (subject to the review of, and comment by, the Company) describing such information shall be disseminated by or on behalf of the Company to the holders of the Notes.

(c)    In connection with the Debt Offer, Parent may select one or more dealer managers, information agents, depositaries and other agents reasonably satisfactory to the Company to provide assistance in connection therewith. The Company shall, and shall cause its subsidiaries to, use their commercially reasonable efforts to cooperate with such parties so selected, including entering into customary agreements with such parties in order to effectuate the Debt Offer and the Consent Solicitation; provided, that such cooperation shall be subject to the same limitations, restrictions and conditions set forth in Section 6.11 with respect to the Debt Financing cooperation.

(d)    Parent shall pay the fees and out-of-pocket expenses of any dealer manager, information agent, depositary or other agent retained in connection with the Debt Offer (which agents shall be selected by Parent and reasonably satisfactory to the Company) upon the incurrence of such fees and out-of-pocket expenses, and Parent further agrees to reimburse the Company for all of the reasonable and documented out-of-pocket costs, fees and expenses incurred by the Company in connection with the Debt Offer (including any action taken to enforce Parent’s reimbursement obligation hereunder), including fees of outside counsel, accountants and advisors. Parent shall indemnify and hold harmless the Company, its subsidiaries and its and their respective officers, directors, employees, consultants, agents, advisors and representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Debt Offer and any information utilized in connection therewith (other than any information provided in writing by the Company or any of its subsidiaries specifically for use therein), in each case other than to the extent any of the foregoing arises from the gross negligence or willful misconduct of the Company or any of its subsidiaries or any of their respective officers, directors, employees, agents or representatives.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.1    Conditions to the Obligations of Each Party. The respective obligations of each party hereto to consummate the Merger are subject to the satisfaction (or mutual waiver by each of Parent and Company, if permissible under applicable Legal Requirements) on or prior to the Closing Date of the following conditions:

(a)    Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b)    Antitrust. All Antitrust Approvals shall have been received (including the expiration or termination of any waiting period under the HSR Act applicable to the consummation of the Merger).

(c)    No Injunctions or Restraints. No court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Legal Requirement or Order which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger.

Section 7.2    Conditions to the Obligations of Parent and Acquisition Sub. The obligations of Parent and Acquisition Sub to consummate the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Legal Requirements, by Parent) on or prior to the Closing Date of the following conditions:

(a)    Representations and Warranties. The representations and warranties of the Company (i) set forth in Section 4.10(ii) shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time, (ii) set forth in Section 4.3(a) and Section 4.3(c) shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified date, which shall be true and correct in all respects only as of such date), except for any de minimis inaccuracy, (iii) set forth in Section 4.1, Section 4.2, Section 4.3(b), Section 4.3(d), Section 4.4, Section 4.21 and Section 4.25 shall be true and correct in all material respects both when made and at and as of the Closing Date, as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified date, which shall be true and correct in all respects only as of such date), and (iv) set forth in this Agreement other than those Sections specifically identified in clause (i), (ii) or (iii) of this Section 7.2(a) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) both when made and at and as of the Closing Date, as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified date, which shall be true and correct in all respects only as of such date), except where the failure of such representations and warranties to not be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with its obligations, agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing.

(c)    Officer’s Certificate. The Company shall have delivered to Parent a certificate dated as of the Closing Date signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer thereof to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d)    No Company Material Adverse Effect. Since the date of this Agreement, there shall have occurred no changes, events, circumstances, effects, developments, occurrences or state of facts that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

Section 7.3    Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Legal Requirements, by the Company) on or prior to the Closing Date of the following conditions:

(a)    Representations and Warranties. The representations and warranties of Parent and Acquisition Sub set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) both when made and at and as of the Closing Date, as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified date, which shall be true and correct in all respects only as of such date), except where the failure of such representations and warranties to not be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)    Performance of Obligations of Parent and Acquisition Sub. Each of Parent and Acquisition Sub shall have performed or complied in all material respects with its obligations, agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing.

(c)    Officer’s Certificate. Parent shall have delivered to the Company a certificate dated as of the Closing Date signed on behalf of the Company by an executive officer thereof to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

Section 7.4    Frustration of Closing Conditions. None of the Company, Parent or Acquisition Sub may rely on the failure of any condition set forth in Sections 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use the efforts to consummate the Merger and the other transactions contemplated hereby required under this Agreement, including as required by and subject to Section 6.2.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1    Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time, as follows:

(a)    by mutual written consent of each of Parent, Acquisition Sub and the Company;

(b)    by either the Company or Parent, if the Merger has not been consummated on or before the date that is six (6) months from the date of this Agreement (the “Outside Date”); provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party if the failure of the Merger to be so consummated on or before the Outside Date was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(c)    by either the Company or Parent, if any court or Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting consummation of the Merger, and such Order or other action shall have become final and non-appealable; provided that the right to terminate this Agreement under this Section 8.1(c) shall not be available to a party if the issuance of such final, non-appealable Order was primarily due to the failure of such party, and in the case of Parent including the failure of Acquisition Sub, to perform any of its obligations under this Agreement, including the obligations set forth in Section 6.2(b);

(d)    by either the Company or Parent, if the Stockholders’ Meeting (including any adjournments or postponements thereof) shall have been held and concluded without the Company Stockholder Approval having been obtained;

(e)    by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (i) would result in a failure of conditions set forth in Section 7.2(a) or 7.2(b) and (ii) cannot be cured on or before the Outside Date or, if curable before the Outside Date, is not cured by the Company within thirty (30) days of receipt by the Company of written notice of such breach or failure; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if Parent or Acquisition Sub is then in breach of any of its covenants, agreements, representations or warranties contained in this Agreement such that the conditions set forth in Section 7.3(a) or 7.3(b) would not be satisfied;

(f)    by Parent, at any time prior to receipt of the Company Stockholder Approval, if the Company Board shall have effected a Change of Recommendation (whether or not in compliance with Section 6.5);

(g)    by Parent, if the Company shall have breached in any material respect any of its obligations under Section 6.5;

(h)    by the Company, if Parent or Acquisition Sub shall have breached or failed to perform any of its representations or warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (i) would result in a failure of the conditions set forth in Section 7.3(a) or 7.3(b) and (ii) cannot be cured on or before the Outside Date or, if curable in such time frame, is not cured by Parent within thirty (30) days of receipt by Parent of written notice of such breach or failure; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(h) if the Company is then in breach of any of its covenants, agreements, representations or warranties contained in this Agreement such that the conditions set forth in Section 7.2(a) or 7.2(b) would not be satisfied;

(i)    by the Company, in accordance with Section 6.5(e); or

(j)    by the Company, if (i) all of the conditions set forth in Sections 7.1 and 7.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Closing; provided that such conditions are reasonably capable of being satisfied at the Closing), (ii) the Company has irrevocably confirmed in a written notice delivered to Parent after the end of the Marketing Period that the conditions to Closing set forth in Section 7.3 (other than those conditions that by their nature are to be satisfied at the Closing but that are expected to be satisfied at the Closing) have been satisfied or the Company has confirmed by written notice to Parent that it is willing to waive any unsatisfied conditions in Section 7.3 and, in either case, that the Company stands, and will stand, ready, willing and able to consummate the Merger and (iii) Parent and Acquisition Sub fail to consummate the Merger within five (5) Business Days after the delivery of such written notice and the Company stood ready, willing and able to consummate the Merger through the end of such five (5) Business Day period; provided, further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(j) if the Company is in material breach of this Agreement.

Section 8.2    Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, this Agreement shall become void and of no effect without liability of any party (or any direct or indirect stockholder, Affiliate or Representative of such party or any lender or other provider of Debt Financing to Parent) to the other party hereto, except (i) the provisions of Section 6.3(b), Section 6.5(h), Section 6.11(b), this Section 8.2, Section 8.3, Section 8.4, Section 8.5, Section 9.10(b) and Article IX shall survive any termination hereof pursuant to Section 8.1 and (ii) in the event of any liability arising out of or the result of, fraud or any willful breach of any covenant, agreement, representation or warranty, the aggrieved party shall be entitled to all rights and remedies available at law or in equity, subject to Sections 8.4 and 9.10(b).

Section 8.3    Termination Fees.

(a) Company Termination Fee. If:

(i)    (x) prior to the termination of this Agreement, any Competing Proposal (for purposes of this subsection, substituting 50% for the 20% thresholds set forth in the definition of Competing Proposal) is made directly to the stockholders of the Company or otherwise becomes publicly known, or any person publicly announces an intention (whether or not conditional and whether or not withdrawn) to make a Competing Proposal or communicates a Competing Proposal to the Company (or any officer or director thereof); and (y) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) (Outside Date) or Section 8.1(d) (Company Stockholder Approval) or by Parent pursuant to

Section 8.1(e) (Company Breach) or Section 8.1(g) (Breach of Section 6.5) and (z) within twelve (12) months after termination of this Agreement, the Company or any of its subsidiaries consummates any Competing Proposal or enters into a letter of intent, agreement in principle, acquisition agreement or other definitive agreement with respect to any Competing Proposal or a transaction in respect of any Competing Proposal that is subsequently consummated; or

(ii)    (x) this Agreement is terminated by Parent pursuant to Section 8.1(f) (Change of Recommendation) or (y) this Agreement is terminated by the Company or Parent pursuant to any other provision of Section 8.1 (other than Section 8.1(j)) and, at the time of such termination, (A) the Company Stockholder Approval shall not have been obtained and (B) Parent would have been permitted to terminate this Agreement pursuant to Section 8.1(f) (Change in Recommendation); or

(iii)    this Agreement is terminated by the Company pursuant to Section 8.1(i) (Superior Proposal);

then, in any such event, the Company shall pay to Parent a fee payable in cash equal to $14,000,000 (the “Company Termination Fee”), and neither the Company nor any other person shall have any further liability to Parent or any other person with respect to this Agreement or the transactions contemplated hereby, such payment to be made (x) in the case of Section 8.3(a)(i), when a transaction in respect of such Competing Proposal is consummated; (y) in the case of Section 8.3(a)(ii), no later than two (2) Business Days after the termination of this Agreement; or (z) in the case of Section 8.3(a)(iii), upon the termination of this Agreement; it being understood that in no event shall the Company be required to pay the fee referred to in this Section 8.3(a) on more than one occasion.

(b)    Parent Termination Fee. If this Agreement is terminated by the Company pursuant to Section 8.1(j), and Parent and Acquisition Sub have failed to consummate the Merger by the required date as a result of the full amount of the Debt Financing failing to be funded or prospectively funded at the Closing (other than as a result of willful breach by Parent or Acquisition Sub of Section 6.10 hereof), then Parent shall pay to the Company a fee payable in cash equal to $40,000,000 (the “Parent Termination Fee”), and notwithstanding anything herein to the contrary neither Parent nor any other person (including the Debt Financing Sources) shall have any further liability to the Company or any other person with respect to this Agreement or the transactions contemplated hereby, such payment to be made no later than two (2) Business Days after the termination of this Agreement; it being understood that in no event shall Parent be required to pay the fee referred to in this Section 8.3(b) on more than one occasion.

Section 8.4    Exclusive Remedy.

(a)    Exclusive Remedy of Parent. In the event that Parent or its designee shall receive full payment of the Company Termination Fee pursuant to the terms of this Agreement: (i) the receipt of the Company Termination Fee shall be the sole and exclusive remedy of Parent and Acquisition Sub against the Company and its subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates (collectively, the “Company Related Parties”) for any loss suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise, upon payment of such amount(s), (ii) none of the Company Related Parties shall have any further liability or obligation (whether at law, in equity, in contract, in tort or otherwise) relating to or arising out of this Agreement or the transactions contemplated by this Agreement, (iii) the Company Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Acquisition Sub, any of their respective Affiliates or any other person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and (iv) none of Parent, Acquisition Sub, any of their respective Affiliates or any other person shall be entitled to bring or maintain any claim, action or proceeding (whether at law, in equity, in contract, in tort or otherwise) against the Company Related Parties arising out of or in connection with this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination; provided, however, that nothing in this Section 8.4(a) shall limit the rights of Parent and Acquisition Sub under Section 9.10.

(b)    Exclusive Remedy of the Company. In the event that the Company or its designee shall receive full payment of the Parent Termination Fee pursuant to the terms of this Agreement: (i) the receipt of the Parent Termination Fee shall be the sole and exclusive remedy of the Company against Parent and Acquisition Sub and their respective subsidiaries, Affiliates, the Debt Financing Sources, and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or other Representatives (collectively, the “Parent Related Parties”) for any loss suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise, upon payment of such amount(s), (ii) none of the Parent Related Parties shall have any further liability or obligation (whether at law, in equity, in contract, in tort or otherwise) relating to or arising out of this Agreement or the transactions contemplated by this Agreement, (iii) the Parent Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company, any of its subsidiaries or Affiliates or any other person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and (iv) none of the Company, any of its subsidiaries or Affiliates or any other person shall be entitled to bring or maintain any claim, action or proceeding (whether at law, in equity, in contract, in tort or otherwise) against the Parent Related Parties, arising out of or in connection with this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination; provided, however, that nothing in this Section 8.4(b) shall limit the rights of the Company under Section 9.10(b).

(c)    Notwithstanding anything to the contrary contained herein, no Company Related Party shall have any rights or claims against any Debt Financing Source in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, and no Debt Financing Source shall have any rights or claims against any Seller Related Party in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided that, following consummation of the Merger, the foregoing will not limit the rights of the parties to the Debt Financing under any commitment letter related thereto. No Debt Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature.

Section 8.5    Expenses; Transfer Taxes.

(a)    All fees, costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the transactions contemplated hereby are to be paid by the party incurring such fees, costs and expenses, except that the filing fees in respect to filings made pursuant to the HSR Act and all other Antitrust Laws shall be paid by Parent or Acquisition Sub.

(b)    Parent shall pay all documentary, sales, use, real property transfer, registration, value added, transfer, stamp, recording and similar Taxes, fees, and costs together with any interest thereon, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto incurred in connection with this Agreement and the transactions contemplated hereby, and shall file all Tax Returns related thereto, regardless of who may be liable therefor under applicable Legal Requirements.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1    Non-Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements in this Agreement and any certificate delivered pursuant hereto by any person shall terminate at the Effective Time or, except as provided in Section 8.2, upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that this Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or after termination of this Agreement, including those contained in Section 6.6 and Section 6.9.

Section 9.2    Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission or e-mail of a .pdf attachment (provided that any notice received by facsimile or e-mail transmission or otherwise at the addressee’s location on any Business Day after 7:00 p.m. (addressee’s local time) shall be deemed to have been received at 8:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

if to Ultimate Parent, Operating Parent or Acquisition Sub:

c/o Revlon, Inc.

One New York Plaza, 49th Floor

New York, New York 10004

E-mail:     Michael.Sheehan@revlon.com

Mitra.Hormozi@revlon.com
Attention:	Michael T. Sheehan
Mitra Hormozi

with copies to (which shall not constitute notice):

Milbank, Tweed, Hadley & McCloy LLP

28 Liberty Street

New York, New York 10005

Fax: (212) 530-5219

E-mail:	dzeltner@milbank.com
sgolenbock@milbank.com
Attention:	David E. Zeltner
Scott W. Golenbock

if to the Company:

c/o Elizabeth Arden, Inc. 880 Southwest 145th Avenue, Suite #200 Pembroke Pines, Florida 33027 Fax: (954) 364-6920 Attention: Oscar Marina, Executive Vice President and General Counsel

with copies to (which shall not constitute notice):

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Fax:	(212) 310-8007
E-mail:	michael.aiello@weil.com
howard.chatzinoff@weil.com
Attention:	Michael J. Aiello
Howard Chatzinoff

Section 9.3    Interpretation; Certain Definitions. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to an Article, Section, Annex or Exhibit, such reference shall be to an Article or Section of, or an Annex or Exhibit to, this Agreement, unless otherwise indicated. The table of contents and headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “made available to Parent” and words of similar import refer to information posted to the electronic data room for Project Rouge and maintained by the Company for purposes of the transactions contemplated by this Agreement or otherwise delivered to Parent or a Representative of Parent (including by e-mail or by specific identification of filing or exhibit to a filing available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system) no later than 5:30 p.m. New York Time on June 13, 2016. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute, as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes. References to a person are also to its permitted successors and assigns. All references to “dollars” or “$” refer to currency of the United States of America. For the purposes of applying a reference to a monetary sum expressed in “dollars” or “$” to an amount paid in a currency other than currency of the United States of America, such monetary sum shall be converted at an exchange rate equal to the mid-point closing rate for converting “dollars” or “$” into such other currency on the applicable date as quoted by Bloomberg. References to “wholly owned subsidiaries” of the Company shall include any subsidiary of which the Company owns, directly or indirectly, all of the equity interests.

Section 9.4    Amendment. This Agreement may be amended by mutual agreement of the parties hereto by action taken by or on behalf of, or authorized by, their respective board of directors at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by the parties hereto. Notwithstanding anything to the contrary contained herein, Section 8.3(b), Section 8.4(b), Section 8.4(c), Section 9.8, Section 9.9, Section 9.10(b), Section 9.11(c) and Section 9.13 and this Section 9.4 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) may not be amended, supplement, waived or otherwise modified in any manner that impacts or is otherwise adverse in any respect to the Debt Financing Sources without the prior written consent of the Debt Financing Sources.

Section 9.5    Waiver. At any time prior to the Effective Time, subject to applicable Legal Requirement, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by any other party with any agreement or condition contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Acquisition Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 9.6    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Legal Requirement, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

Section 9.7    Assignment. Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of a Legal Requirement or otherwise) without the prior written consent of the other parties hereto, except that the Agreement may be assigned by Parent or Acquisition Sub to an Affiliate of such party or any source of financing for the transactions contemplated by this Agreement; provided that the party making such assignment shall not be released from its obligations hereunder. For the avoidance of doubt, the shares of Acquisition Sub may be transferred to any person of which Parent is directly or indirectly a wholly owned subsidiary or any direct or indirect wholly owned subsidiary of such person; provided that such transfer shall not release Parent or Acquisition Sub from their obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 9.8    Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the annexes, exhibits and schedules hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and except for (a) the provisions of Section 6.6 hereof and (b) as to any Debt Financing Source, the provisions of Section 8.3(b), Section 8.4(b), Section 8.4(c), Section 9.4, Section 9.9, Section 9.10(b), Section 9.11(c), Section 9.13 and this Section 9.8 (which shall expressly inure to the benefit of the Debt Financing Sources and the Debt Financing Sources shall be entitled to rely on and enforce the provisions of such Sections), is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.5 without notice or liability to any other person. The representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Accordingly, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.9    Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction); provided, however, that the laws of the State of Florida shall govern any matters pertaining to the internal corporate governance of the Company, including, the interpretation of the Company Board’s fiduciary duties to the stockholders of the Company in connection with this Agreement and the Merger.

Section 9.10    Specific Performance.

(a)    The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Subject to Section 9.10(b), the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Subject to Section 9.10(b), each of the parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. If, prior to the Outside Date, any party brings a legal proceeding to enforce the terms and provisions hereof, the Outside Date may, to the extent determined to be appropriate by the court of competent jurisdiction presiding over such legal proceeding, be extended by any time period established by such court.

(b)    Notwithstanding anything herein to the contrary, in no event shall the Company or any other person be entitled to enforce or seek to enforce specifically Parent’s and Acquisition Sub’s obligations to consummate the Merger unless:

(i)    with respect to the Merger and the payment of the Merger Consideration, the Marketing Period has expired and all the conditions set forth in Section 7.1 and Section 7.2 (other than those conditions that by their nature are to be satisfied at the Closing, each of which shall be capable of being satisfied at the Closing) have been satisfied (and remain satisfied) or waived;

(ii)    Parent (either directly or through its subsidiaries) has received the full amount of the Debt Financing and/or Parent (either directly or through its subsidiaries) has entered into Definitive Agreements in accordance with Section 6.10(a) and the full amount of the Debt Financing will be available to Parent (either directly or through its subsidiaries) at the Closing (in each case, other than as a result of willful breach by Parent or Acquisition Sub of Section 6.10 hereof), subject only to consummation of the Closing; and

(iii)    the Company has irrevocably and unconditionally confirmed that if specific performance is granted and the Debt Financing is funded, then the Closing will occur (and the Company has not revoked such confirmation).

For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance and payment of the Parent Termination Fee.

Section 9.11    Consent to Jurisdiction.

(a)    Each of Parent, Acquisition Sub and the Company hereby irrevocably submits to the exclusive jurisdiction of the Delaware Court of Chancery (or, if (but only if) the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any federal court sitting in the State of Delaware), for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the parties hereto hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined in any such court.

(b)    Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party and nothing in this Section 9.11 shall affect the right of any party to serve legal process in any other manner permitted by applicable law, (b) consents to submit itself to the exclusive personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware and any federal court sitting in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement and (c) agrees that it will not attempt to deny or defeat in any manner such personal jurisdiction by motion or other request for leave from any such court. Each of Parent, Acquisition Sub and the Company agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)    Notwithstanding anything herein to the contrary, the Company Related Parties and each of the other parties hereto hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action brought against any Debt Financing Source in connection with the Debt Financing, this Agreement or any of the transactions contemplated by this Agreement, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding against any Debt Financing Source arising out of or relating to the Debt Financing, this Agreement or any transaction contemplated by this Agreement in any New York State court or in any such Federal court, (iii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (iv) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

Section 9.12    Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or by e-mail of a .pdf attachment) in two (2) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.13    WAIVER OF JURY TRIAL. EACH OF PARENT, ACQUISITION SUB AND EACH COMPANY RELATED PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, ACQUISITION SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF OR IN ANY ACTION RELATING TO THE DEBT FINANCING OR INVOLVING ANY LENDER OR OTHER PROVIDER THEREOF, INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY DEBT FINANCING SOURCE. EACH PARTY (A) MAKES THIS WAIVER VOLUNTARILY AND (B) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 9.13.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Ultimate Parent, Operating Parent, Acquisition Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

REVLON, INC.

By:	/s/ Fabian T. Garcia
Name:	Fabian T. Garcia
Title:	President and Chief Executive Officer

REVLON CONSUMER PRODUCTS CORPORATION

By:	/s/ Fabian T. Garcia
Name:	Fabian T. Garcia
Title:	President and Chief Executive Officer

RR TRANSACTION CORP.

By:	/s/ Michael T. Sheehan
Name:	Michael T. Sheehan
Title:	Vice President and Secretary

[AGREEMENT AND PLAN OF MERGER]

ELIZABETH ARDEN, INC.

By:	/s/ E. Scott Beattie
Name:	E. Scott Beattie
Title:	Chairman and CEO

[AGREEMENT AND PLAN OF MERGER]

Appendix A

As used in the Agreement, the following terms shall have the following meanings:

“Acceptable Confidentiality Agreement” shall have the meaning set forth in Section 6.5(b).

“Acquisition Sub” shall have the meaning set forth in the Preamble.

“Affidavit of Loss” shall mean an affidavit of loss in a form reasonably satisfactory to the Surviving Corporation and Paying Agent.

“Affiliate” shall mean, with respect to any person (other than Nightingale or any of its affiliates), any other person (other than Nightingale or any of its affiliates) that directly or indirectly controls, is controlled by or is under common control with, such first person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), when used with respect to any person, means the power to direct or cause the direction of the management or policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the Preamble.

“Alternative Debt Financing” shall have the meaning set forth in Section 6.10(b).

“Antitrust Approvals” shall have the meaning set forth in Section 6.2(a).

“Antitrust Laws” shall mean the HSR Act and any other applicable U.S. or foreign competition, antitrust, merger control or foreign investment Legal Requirements.

“Articles of Merger” shall have the meaning set forth in Section 2.3(a).

“Blue Sky Laws” shall mean state securities or “blue sky” Legal Requirements.

“Book-Entry Shares” shall have the meaning set forth in Section 3.1(b).

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which all banking institutions in New York, New York are authorized or obligated by Legal Requirements or executive order to close.

“By-laws” shall mean the by-laws of the Company.

“Certificates” shall have the meaning set forth in Section 3.1(b).

“Change of Recommendation” shall have the meaning set forth in Section 6.5(c).

“Closing” shall have the meaning set forth in Section 2.2.

1

“Closing Date” shall have the meaning set forth in Section 2.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Commitment Letter” shall have the meaning set forth in Section 5.6(a).

“Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.

“Company” shall have the meaning set forth in the Preamble.

“Company Articles of Incorporation” shall mean the Amended and Restated Articles of Incorporation of the Company, as amended by the Articles of Amendment to the Amended and Restated Articles of Incorporation of the Company, dated August 19, 2014.

“Company Affiliate Transaction” shall have the meaning set forth in Section 4.26.

“Company Benefit Plan” shall mean each “employee pension benefit plan” (as defined in Section 3(2) of ERISA), each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) (in each case, whether or not such plan is subject to ERISA), and each other plan, program, agreement, arrangement or policy relating to stock options, stock purchases, compensation, equity incentive awards, deferred compensation, bonus, severance, retention, employment, change of control, paid time off, health or medical insurance, life insurance, vision or dental insurance, fringe benefits, supplemental benefits or other employee benefits, in each case entered into, sponsored by, or maintained or contributed to, or required to be maintained or contributed to, by the Company or any of its subsidiaries, or with respect to which the Company or any of its subsidiaries has any actual or contingent liability (but in all cases excluding any such plan or arrangement maintained and operated by a Governmental Authority).

“Company Board” shall mean the board of directors of the Company.

“Company Board Notice” shall have the meaning set forth in Section 6.5(e).

“Company Disclosure Letter” shall have the meaning set forth in Article IV.

“Company Employees” shall have the meaning set forth in Section 6.9(a).

“Company Indebtedness” shall mean, without duplication, (a) any and all indebtedness, liabilities and obligations of the Company and its subsidiaries under or relating to the Notes, the Notes Indenture, the Credit Agreement and the Second Lien Credit Agreement, and (b) all other Indebtedness of the Company and its subsidiaries.

“Company Intellectual Property Rights” shall have the meaning set forth in Section 4.17(a).

“Company Leases” shall have the meaning set forth in Section 4.22(b).

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“Company Material Adverse Effect” shall mean any Effect that (a) would reasonably be expected to prevent or materially impair the ability of the Company or any of its subsidiaries to consummate the Merger and the other transactions contemplated by this Agreement, or (b) has a material adverse effect on the business, results of operations or financial condition of the Company and its subsidiaries taken as a whole; provided, that in the case of the foregoing clause (b), no Effect to the extent resulting from or arising out of any of the following shall constitute or be taken into account in determining whether there has been a Company Material Adverse Effect: (i) changes in general economic or political conditions or financial, credit or securities markets in general (including changes in interest or exchange rates) in any country or region in which the Company or any of its subsidiaries conducts business; (ii) any Effects that affect the industries in which the Company or any of the Company’s subsidiaries operate; (iii) any changes in Legal Requirements applicable to the Company or any of the Company’s subsidiaries or any of their respective properties or assets or changes in GAAP, or any changes in interpretations of the foregoing; (iv) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any acts of war, armed hostilities, sabotage or terrorism; (v) the negotiation, announcement or existence of, or any action taken that is required or expressly contemplated by this Agreement and the transactions contemplated hereby (including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, employees, investors, or venture partners) or any action taken by the Company at the written request of or with the written consent of Parent; (vi) any changes in the credit rating of the Company or any of its subsidiaries, the market price or trading volume of shares of Common Stock or any failure to meet internal or published projections, forecasts or revenue or earnings predictions for any period, it being understood that any underlying event causing such changes or failures in whole or in part may be taken into account in determining whether a Company Material Adverse Effect has occurred; (vii) any litigation arising from allegations of a breach of fiduciary duty relating to this Agreement or the transactions contemplated by this Agreement; or (viii) any weather-related events, earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity, in each case of clauses (i), (ii), (iii), (iv) or (viii), to the extent such Effects, escalation or worsening do not have a materially disproportionate adverse impact on the Company and its subsidiaries relative to other companies operating in the geographic markets or segments of the industry in which the Company and its subsidiaries operate.

“Company Material Contract” shall have the meaning set forth in Section 4.19(a).

“Company Option” shall mean each outstanding option to purchase shares of Common Stock granted under any of the Company Plans.

“Company Plans” shall mean the Company’s 2004 Stock Incentive Plan, the Company’s 2004 Non-Employee Director Stock Option Plan, the Company’s 2010 Stock Award and Incentive Plan, and the Company’s 2014 Non-Employee Director Stock Award Plan, in each case, as amended, supplemented, and/or restated from time to time.

“Company Permits” shall have the meaning set forth in Section 4.7(a).

“Company Product” shall have the meaning set forth in Section 4.6(a).

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“Company Recommendation” shall have the meaning set forth in Section 4.4(b).

“Company Related Parties” shall have the meaning set forth in Section 8.4(a).

“Company SEC Documents” shall have the meaning set forth in Section 4.8(a).

“Company Stockholder Approval” shall have the meaning set forth in Section 4.4(a).

“Company Termination Fee” shall have the meaning set forth in Section 8.3(a).

“Competing Proposal” shall have the meaning set forth in Section 6.5(f).

“Compliant” shall mean, with respect to the Required Financial Information, that (i) such Required Financial Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Financial Information not materially misleading under the circumstances, and (ii) the historical financial statements of the Company included in such Required Financial Information shall comply in all material respects with the requirements of Regulations S-X for an offering under the Securities Act pursuant to a registration statement on Form S-1 in connection with the registration of debt securities of Parent of the type contemplated by the Debt Financing (other than Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X), and are sufficient to permit the Company’s independent accountants to issue customary comfort letters (for high yield debt securities issued in a private placement under Rule 144A), in order to consummate any offering of debt securities on any day during the Marketing Period.

“Confidentiality Agreement” shall mean the Confidentiality Agreement, dated as of February 16, 2016, by and between Elizabeth Arden, Inc. and MacAndrews & Forbes Incorporated.

“Consent Solicitation” shall have the meaning set forth in Section 6.18(a).

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Credit Agreement” shall have the meaning set forth in Section 6.11(c).

“D&O Insurance” shall have the meaning set forth in Section 6.6(c).

“Debt Financing” shall have the meaning set forth in Section 5.6(a).

“Debt Financing Sources” shall mean the entities that have committed to provide, purchase or arrange all or any part of the Debt Financing, the Alternative Debt Financing or other financings in connection with the transactions contemplated hereby and the parties to any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their respective Affiliates, and their respective Affiliates’ officers, directors, employees, agents, equity holders and representatives and their respective successors and assigns.

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“Debt Offer” shall have the meaning set forth in Section 6.18(a).

“Debt Offer Documents” shall mean any and all documentation relating to the Debt Offer, including any and all amendments and supplements thereto.

“Definitive Agreements” shall have the meaning set forth in Section 6.10(a).

“Department of State” shall have the meaning set forth in Section 2.3(a).

“Effect” means each of an event, occurrence, state of facts, circumstance, condition, effect or change or development.

“Effective Time” shall have the meaning set forth in Section 2.3(a).

“Employee Benefit Plan” shall mean “employee benefit plans” as defined in Section 3(3) of ERISA.

“Environmental Law” shall mean means any and all Legal Requirements enacted prior to the Closing Date and in effect on the Closing Date that regulate the protection or clean-up of the environment or exposure to Hazardous Substances.

“Equity Award” shall have the meaning set forth in Section 4.3(b).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” shall mean any entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the Company or any of its subsidiaries, or that is, or was at the relevant time, a member of the same “controlled group” as the Company or any of its subsidiaries pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Fund” shall have the meaning set forth in Section 3.2(a).

“Fairness Opinion” shall have the meaning set forth in Section 4.20.

“FBCA” shall have the meaning set forth in the Recitals.

“Fee Letter” shall have the meaning set forth in Section 5.6(a).

“Fraud and Bribery Laws” shall have the meaning set forth in Section 4.28(a).

“GAAP” shall mean the United States generally accepted accounting principles.

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“Governmental Authority” shall mean any United States (federal, state or local) or foreign government, or any governmental, regulatory, judicial or administrative authority, agency or commission.

“Hazardous Substance” shall mean any substance, material or waste that is defined, characterized or regulated under any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or words of similar meaning and regulatory effect, including petroleum, polychlorinated biphenyls and asbestos.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” shall mean, without duplication, (a) all indebtedness for borrowed money, whether direct or indirect; (b) all liabilities secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired and subject thereto; (c) all guarantees, endorsements and other contingent obligations in respect of indebtedness of others; (d) the deferred portion or installments of purchase price, and any amounts reserved for the payment of a contingent purchase price, in connection with the acquisition of any business; (e) obligations to reimburse issuers of any letters of credit; (f) any obligation evidenced by bonds, debentures, notes or similar instruments; and (g) capital lease obligations.

“Indemnitee” shall mean any individual who, on or prior to the Effective Time, was an officer, director or employee of the Company or served on behalf of the Company as an officer, director or employee of any of the Company’s subsidiaries or Affiliates or any of their predecessors in all of their capacities (including as stockholder, controlling or otherwise) and the heirs, executors, trustees, fiduciaries and administrators of such officer, director or employee.

“Indenture Discharge Amount” shall have the meaning set forth in Section 6.18(a).

“Indenture Trustee” shall mean the person acting as trustee under the Notes Indenture, which as of the date hereof is U.S. Bank National Association.

“Intellectual Property Rights” shall mean all worldwide intellectual property rights, whether registered or not, including patents, trademarks, trade names, service marks, and registrations and applications for all of them and goodwill connected with such trademarks, trade names and service marks, domain names, websites, internet addresses and applications therefor, trade dress, logos and designs and goodwill connected with the foregoing, copyrights, trade secrets, and any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world, including, software, source code, moral rights and publicity rights.

“Intervening Event” shall mean an event, development or change in circumstances that first arises or occurs after the date of this Agreement and is material to the Company and its subsidiaries taken as a whole, which (a) was neither known to the Company or the Company Board, nor reasonably foreseeable, on the date of this Agreement, and (b) does not relate to or arise out of (i) any Competing Proposal or the transactions contemplated by this Agreement; (ii) changes in the price or trading volume of Common Stock (except that the underlying cause of any such change, only to the extent such underlying cause otherwise falls within the definition of “Intervening Event”, may be considered in evaluating whether an Intervening Event has

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occurred); (iii) the Antitrust Approvals or any action taken by Acquisition Sub or Parent or any of their subsidiaries or Affiliates in accordance with Section 6.2 or the consequences of any such action; (iv) any event development or change in circumstances generally affecting the industries in which the Company or any of the Company’s subsidiaries operate (except to the extent such event, development or change in circumstances would reasonably be expected to have a materially disproportionate effect on the Company and its subsidiaries relative to other similarly situated participants in the segments of the industry in which it operates); (v) any change or adverse conditions in the securities markets, including those relating to debt financing; (vi) the Company or any of its subsidiaries exceeding, or failing to meet, internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period; or (vii) any Effect on the business, results of operations or financial condition of Parent or any of its subsidiaries or Affiliates.

“Inventory” shall mean all raw materials, work-in-process and finished goods inventories of ingredients, components and products, including, without limitation all packaging materials and product formulations, that are owned, leased, used by or otherwise available to the Company for sale in connection with the operation of the Company’s business.

“IRS” shall mean the Internal Revenue Service.

“knowledge” shall mean the actual knowledge after due inquiry of the following officers and employees of the Company and Parent, as applicable: (i) for the Company: E. Scott Beattie, Rod Little, Oscar Marina, Lita Cunningham and Marcey Becker; and (ii) for Parent: Fabian Garcia, Juan Figuereo and Mitra Hormozi.

“Leased Real Property” shall mean the real property subject to the Company Leases and such other real property in respect of which the Company has leases, subleases or other agreements in place, pursuant to which the Company uses or occupies or has the right to use or occupy such real property.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code (including the Code), edict, decree, order, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority or the NASDAQ.

“Lender” shall have the meaning set forth in Section 5.6(a).

“License and Endorsement Agreements” shall have the meaning set forth in Section 4.19(a)(vii).

“Lien” shall mean liens, claims, mortgages, deeds of trust, encumbrances, encroachments, easements, covenants, restrictions, title defects, conditions, pledges, options or other third-party rights, security interests or charges of any kind.

“Major Customer” shall have the meaning set forth in Section 4.19(a)(vi).

“Major Manufacturer” shall have the meaning set forth in Section 4.19(a)(vi).

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“Marketing Period” shall mean the first period of twenty-two (22) consecutive calendar days commenced on the date on which the Required Financial Information is delivered to Parent (i) throughout and at the end of which Parent shall have the Required Financial Information and such Required Financial Information shall be Compliant and (ii) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.1 and Section 7.2 (other than conditions that by their nature cannot be satisfied until the Closing) to fail to be satisfied assuming the Closing Date was to be scheduled for any time during such twenty-two (22) consecutive calendar day period provided that such twenty-two (22) consecutive calendar day period shall (a) not be required to be consecutive to the extent it would include July 1, 2016 through and including July 4, 2016 (which dates shall not count for purposes of the twenty-two (22) day period), (b) either end on or prior to August 19, 2016 or shall not commence prior to September 6, 2016 and (c) not be required to be consecutive to the extent it would include November 24, 2016 through and including November 27, 2016 (which dates shall not count for purposes of the twenty-two (22) day period). Notwithstanding anything in this definition to the contrary, the Marketing Period shall not commence or be deemed to have commenced if, after the date hereof and prior to the completion of such twenty-two (22) consecutive calendar day period: (A) the Company or any of its subsidiaries has publicly announced its intention to, or determines that it must, restate in any material respect any historical financial statements or any such restatement is under active consideration, in which case, the Marketing Period shall not commence unless and until such restatement has been completed and the applicable Required Financial Information has been amended and updated; (B) the Company’s independent accountants shall have withdrawn any audit opinion with respect to any financial statements contained in the Required Financial Information, in which case the Marketing Period shall not be deemed to commence unless and until a new audit opinion is issued with respect to such financial statements for the applicable periods by the Company’s independent accountants; (C) any Required Financial Information would not be Compliant at any time during such twenty-two (22) consecutive calendar day period (it being understood that if any Required Financial Information provided at the commencement of the Marketing Period ceases to be Compliant (it being understood that the Required Financial Information may be updated during such period in order to ensure such Required Financial Information remains Compliant throughout such period) during such twenty-two (22) consecutive calendar day period, then the Marketing Period shall be deemed not to have commenced until such Required Financial Information is Compliant), or otherwise would not include any Required Financial Information as defined; or (D) the Company or any of its subsidiaries shall have failed to file any periodic or current report required to be filed with the SEC by the date required under the Exchange Act (to the extent the failure to timely file such report materially and adversely impacts the marketing efforts relating to the Debt Financing), in which case the Marketing Period will not be deemed to commence unless and until all such reports have been filed. If the Company in good faith reasonably believes that it has delivered the Required Financial Information and the Required Financial Information is Compliant, it may deliver to Parent written notice to that effect (stating when it believes it completed the applicable delivery), in which case the Required Financial Information shall be deemed to have been delivered on the date of such delivery specified in such notice, unless Parent in good faith reasonably believes that the Company has not completed delivery of the Required Financial Information or the Required Financial Information is not Compliant and, within five (5) Business Days after its receipt of such notice from the Company, Parent delivers a written notice to the Company to that effect (stating with specificity the Required Financial Information that has not been delivered or is not Compliant). Notwithstanding the foregoing, the Marketing Period shall end on such earlier date as the Debt Financing has been consummated.

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“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 3.1(b).

“Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

“NASDAQ” shall mean the NASDAQ stock market.

“New Plans” shall have the meaning set forth in Section 6.9(b).

“Nightingale” shall have the meaning set forth in the Recitals.

“Nightingale Warrants” shall mean warrants for the purchase of up to 2,452,267 shares of Common Stock at an exercise price of $20.39.

“Notes” shall mean the Company’s 7.375% Senior Notes due 2021.

“Notes Indenture” shall mean the Indenture governing the Notes, dated as of January 21, 2011 (as supplemented from time to time), by and among the Company and U.S. Bank National Association, as trustee.

“Notes Refinancing” shall have the meaning set forth in Section 6.18(a).

“Notice of Redemption” shall have the meaning set forth in Section 3.5.

“NYSE” means the New York Stock Exchange.

“OFAC” shall have the meaning set forth in Section 4.28(b).

“Operating Parent” shall have the meaning set forth in the Preamble.

“Option Cash Payment” shall have the meaning set forth in Section 3.3(a).

“Optional Redemption” shall have the meaning set forth in Section 6.18(a).

“Order” shall mean any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding by or with any Governmental Authority.

“Outside Date” shall have the meaning set forth in Section 8.1(b).

“Parent” shall have the meaning set forth in the Preamble.

“Parent Material Adverse Effect” shall mean any change, effect or circumstance that would reasonably be expected to prevent or materially impair the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement.

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“Parent Organizational Documents” shall have the meaning set forth in Section 5.2.

“Parent Related Parties” shall have the meaning set forth in Section 8.4(b).

“Parent Termination Fee” shall have the meaning set forth in Section 8.3(b).

“Partial Company Parent Transaction” shall have the meaning set forth in Section 6.5(h).

“Partial Company Transaction” shall mean any transaction providing for the sale, lease, exchange, transfer, acquisition or disposition of less than all of the assets and business of the Company and of the subsidiaries of the Company, but for a sufficient amount of the assets and business of the Company and of its subsidiaries of the Company to constitute a Superior Proposal.

“Paying Agent” shall have the meaning set forth in Section 3.2(a).

“Payment Card Industry Data Security Standards” shall mean the Payment Card Industry Data Security Standards promulgated by the PCI Security Standards Council.

“Permitted Lien” shall mean (i) any Lien for Taxes not yet due and payable or being contested in good faith through appropriate proceedings, and for which adequate reserves have been established in accordance with GAAP, (ii) Liens securing Indebtedness set forth in Section 4.3(d) of the Company Disclosure Letter, (iii) with respect to Owned Real Property or Leased Real Property, easements or claims of easements, boundary line disputes, overlaps, encroachments, rights of parties in possession, and title to any portion of the premises lying within the right of way or boundary of any public road or private road, in each case that do not materially interfere with the business of the Company and its subsidiaries as presently conducted, (iv) Liens imposed or promulgated by Legal Requirements with respect to real property and improvements, including zoning regulations, that do not materially interfere with the Company’s business as presently conducted, (v) Liens disclosed on existing title reports or existing surveys provided to Parent prior to the date hereof, (vi) mechanics’, carriers’, workmen’s, repairmen’s and similar Liens incurred in the ordinary course of business, (vii) licenses, covenants and other rights to Intellectual Property Rights (excluding exclusive licenses, covenants and other rights that impair, in any material respect, the ownership or use of such Intellectual Property Rights) and (viii) Liens incurred in the ordinary course of business consistent with past practice since the date of the most recent consolidated balance sheet of the Company.

“person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

“Preferred Stock” shall have the meaning set forth in Section 4.3(a).

“Proxy Date” shall have the meaning set forth in Section 6.4(c).

“Proxy Statement” shall have the meaning set forth in Section 6.4(a).

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“Proxy Statement Clearance Date” shall mean the date on which the SEC has, orally or in writing, confirmed that it has no further comments on the Proxy Statement, including the first date following the tenth (10th) day following the filing of the preliminary Proxy Statement if the SEC has not informed the Company that it intends to review the Proxy Statement.

“Red Door Spa” means Elizabeth Arden Salon-Holdings, Inc., a Delaware corporation, and each of its direct and indirect subsidiaries and affiliated beauty salons and spas.

“Related Party” shall have the meaning set forth in Section 4.26.

“Representatives” shall have the meaning set forth in Section 6.3(a).

“Required Financial Information” shall have the meaning set forth in Section 6.11(a)(vii).

“Restricted Share Unit” shall mean each outstanding award of a right under any of the Company Plans (other than restricted shares of Common Stock) entitling the holder thereof to shares of Common Stock or cash equal to the value of shares of Common Stock.

“Restricted Unit Payment” shall have the meaning set forth in Section 3.3(b).

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended.

“SEC” shall mean the Securities and Exchange Commission.

“Second Lien Credit Agreement” shall have the meaning set forth in Section 6.11(c).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Series A Serial Preferred Stock” shall mean the Series A Serial Preferred Stock, par value $0.01 per share, of the Company.

“Series A Serial Preferred Stock Transactions” shall have the meaning set forth in the Recitals.

“Shareholders Agreement” shall mean that certain Shareholders Agreement by and among the Company, Nightingale Onshore Holdings L.P. and Nightingale Offshore Holdings L.P., dated as of August 19, 2014.

“Stockholders’ Meeting” shall have the meaning set forth in Section 6.4(c).

“subsidiary” of any person, means any corporation, partnership, joint venture or other legal entity of which such person (either above or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of such entity’s board of directors or other governing body of such corporation or other legal entity.

“Superior Proposal” shall have the meaning set forth in Section 6.5(g).

“Superior Proposal Agreement” shall have the meaning set forth in Section 6.5(e).

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“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Takeover Statutes” means any anti-takeover statute or regulation or similar Legal Requirement, including any affiliate transaction or control share acquisition, in each case under the FBCA (including (x) any transaction under, or a third-party becoming an “interested shareholder” under, 607.0901 of the FBCA, and (y) any transaction under 607.0902 of the FBCA) or other applicable Legal Requirement of the State of Florida.

“Tax” or “Taxes” shall mean any and all taxes and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any governmental or taxing authority including taxes or other similar charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; and taxes or other similar charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes.

“Tax Returns” shall mean returns, reports, claims for refund and information statements, including any schedule or attachment thereto, with respect to Taxes filed or required to be filed with the IRS or any other governmental or taxing authority, domestic or foreign, including consolidated, combined and unitary tax returns, including any amendment thereto.

“Total Common Merger Consideration” shall mean the product of (x) the number of shares of Common Stock issued and outstanding (other than those shares canceled or retired pursuant to Section 3.1(a)) immediately prior to the Effective Time and (y) the Merger Consideration.

“Total Vote” means, at any given time, the aggregate number of votes which may be cast by the holders of Series A Serial Preferred Stock and the holders of shares of Common Stock, voting together as one class.

“Ultimate Parent” shall have the meaning set forth in the Preamble.

“Voting Agreement” shall have the meaning set forth in the Recitals.

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended.

“willful breach” shall mean, with respect to any agreement, a material breach that is a consequence of an act intentionally taken or not taken by the breaching party with the knowledge that the taking of, or failure to take, respectively, such act would, or would be reasonably expected to, cause a breach of such agreement.

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